Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated to be effective as of August 23, 2005, by and among MAINSOURCE FINANCIAL GROUP, INC. ("MainSource"), UNION COMMUNITY BANCORP (“UCBC”) and UNION FEDERAL SAVINGS AND LOAN ASSOCIATION ("Union Federal").

W I T N E S S E T H:

WHEREAS, MainSource is an Indiana corporation registered as a financial holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHC Act"), with its principal office located in Greensburg, Decatur County, Indiana; and

WHEREAS, UCBC is an Indiana corporation registered as a savings and loan holding company under the Home Owners’ Loan Act, as amended (“HOLA”), with its principal office located in Crawfordsville, Montgomery County, Indiana; and

WHEREAS, Union Federal is a federal savings association with its principal office located in Crawfordsville, Montgomery County, Indiana, and is a wholly-owned subsidiary of UCBC; and

WHEREAS, MainSource and UCBC seek to affiliate through a corporate reorganization whereby UCBC will first merge with and into MainSource and Union Federal will immediately thereafter merge with and into MainSource Bank - Crawfordsville (“Merger Corp”), a to-be-formed interim Indiana commercial bank with its principal offices located in Greensburg, Decatur County, Indiana, and the wholly-owned subsidiary of MainSource, as a result of which merger Union Federal will become a wholly owned subsidiary of MainSource; and

WHEREAS, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations or banks and their respective shareholders to consummate the mergers provided for herein and have approved this Agreement, authorized its execution and designated this Agreement a plan of merger.

NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of UCBC with and into MainSource, and the merger of Union Federal with and into Merger Corp, and the mode of carrying such mergers into effect as follows:

ARTICLE I

THE COMPANY MERGER

1.01. The Company Merger.

(a) General Description. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Article X hereof), UCBC shall merge with and into and under the Articles of Incorporation of MainSource (the "Company Merger"). The Company Merger is subject to the Subsidiary Merger (as defined in Section 2.01 hereof) occurring immediately after the Company Merger, and if the Subsidiary Merger will not close immediately thereafter, the Company Merger shall not occur. MainSource shall survive the Company Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law, as amended ("IBCL").

(b) Name, Officers and Directors. The name of the Surviving Corporation shall be "MainSource Financial Group, Inc." Its principal office shall be located at 201 North Broadway, Greensburg, Decatur County, Indiana. The officers of MainSource serving at the Effective Time shall continue to serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office. The directors of the Surviving Corporation following the Effective Time shall be those individuals of MainSource serving as directors at the Effective Time until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director.

(c) Articles of Incorporation and By-Laws. The Articles of Incorporation and By-Laws of MainSource in existence at the Effective Time shall remain the Articles of Incorporation and By-Laws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and By-Laws shall be further amended as provided by applicable law.

(d) Effect of the Company Merger. At the Effective Time, the title to all assets, real estate and other property owned by UCBC shall vest in Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended, without reversion or impairment. At the Effective Time, all liabilities of UCBC shall be assumed by Surviving Corporation.

(e) Integration. At the Effective Time, the parties hereto currently intend to effectuate, or cause to be effectuated, the Company Merger, pursuant to Articles of Merger, substantially in the form attached hereto as Exhibit 1.01(e)(i), and a Plan of Merger substantially in the form attached hereto as Exhibit 1.01(e)(ii). The parties agree to cooperate and it take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Company Merger.

1.02. Reservation of Right to Revise Structure. At MainSource’s election, the Company Merger may alternatively be structured so that (a) UCBC is merged with and into any other direct or indirect wholly owned subsidiary of MainSource or (b) any direct or indirect wholly owned subsidiary of MainSource is merged with and into UCBC; provided, however, that no such change shall (x) alter or change the amount or kind of the Merger Consideration (as hereinafter defined) or the treatment of the holders of common stock, without par value, of UCBC (“UCBC Common Stock”) or options for UCBC Common Stock (“UCBC Stock Options”), (y) prevent the parties from obtaining the opinion of Bose McKinney & Evans LLP referred to in Sections 8.01 and 8.02, or (z) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE II

THE SUBSIDIARY MERGER

2.01. The Subsidiary Merger.

(a) General Description. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Union Federal shall merge with and into and under the Articles of Incorporation of Merger Corp (the “Subsidiary Merger”). Merger Corp shall survive the Subsidiary Merger (the “Surviving Bank”) and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Financial Institutions Act and the IBCL.

(b) Name, Offices, Officers and Directors. The name of the Surviving Bank shall be “MainSource Bank - Crawfordsville”. Its principal office shall be located at 221 East Main Street, Crawfordsville, Montgomery County, Indiana, and its branches shall consist of the branch offices of Union Federal as of the Effective Time. The officers of Merger Corp at the Effective Time shall continue to serve as the officers of the Surviving Bank until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office. In addition, immediately following the Effective Time, Alan L. Grimble shall be appointed the Chairman of the Board, President, and Chief Executive Officer and J. Lee Walden shall be appointed as an executive officer of the Surviving Bank. The directors of the Surviving Bank following the Effective Time shall consist of Alan L. Grimble and four (4) other individuals mutually acceptable to MainSource and UCBC, until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director.

(c) Articles of Incorporation and By-Laws. The Articles of Incorporation and By-Laws of Merger Corp in existence at the Effective Time shall remain the Articles of Incorporation and By-Laws of the Surviving Bank following the Effective Time, until such Articles of Incorporation and By-Laws shall be further amended as provided by applicable law.

(d) Effect of the Subsidiary Merger. At the Effective Time, the title to all assets, real estate and other property owned by Union Federal shall vest in Surviving Bank as set forth in Indiana Code Section 28-1-7-19, as amended, without reversion or impairment. At the Effective Time, all liabilities of Union Federal shall be assumed by Surviving Bank.

(e) Integration. At the Effective Time, the parties hereto currently intend to effectuate, or cause to be effectuated, the Subsidiary Merger, pursuant to Articles of Merger substantially in the form attached hereto as Exhibit 2.01(e)(i) and an Agreement and Plan of Merger substantially in the form attached hereto as Exhibit 2.01(e)(ii). The parties agree to cooperate and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Subsidiary Merger. UCBC and Union Federal also agree to cooperate with MainSource and to take all reasonable restructuring steps for regulatory purposes, as may be reasonably requested by MainSource to effect the Company Merger and the Subsidiary Merger (collectively, the “Mergers”), or otherwise consolidate such legal entities to the extent desirable for regulatory or other reasons.

2.02. Reservation of Right to Revise Structure. At MainSource’s election, the Subsidiary Merger may alternatively be structured so that (a) Union Federal is merged with and into any other direct or indirect wholly owned subsidiary of MainSource or (b) any direct or indirect wholly owned subsidiary of MainSource is merged with and into Union Federal; provided, however, that no such change shall (x) alter or change the amount or kind of the Merger Consideration or the treatment of the holders of UCBC Common Stock or UCBC Stock Options, (y) prevent the parties from obtaining the opinion of Bose McKinney & Evans LLP referred to in Sections 8.01 and 8.02, or (z) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE III

MANNER AND BASIS OF EXCHANGE OF STOCK

3.01. Consideration. (a) Subject to the terms and conditions of this Agreement, at the Effective Time:

(a) Each share of UCBC Common stock issued and outstanding immediately prior to the Effective Time (other than shares held as treasury stock of UCBC and shares held directly or indirectly by MainSource, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) shall become and be converted into the right to receive in accordance with this Article:

(i) An amount of cash equal to the Purchase Price (as such amount is determined and adjusted in accordance with Section 3.02 below) divided by the number of shares of UCBC Common Stock outstanding as of the Effective Time (such amount is the “Cash Consideration”), or

(ii) Such number of shares of common stock, without par value, of MainSource (“MainSource Common Stock”) equal to the quotient (the “Exchange Ratio”) arrived at by dividing:

A.	the Cash Consideration, by

B.	the average of the per share closing prices of a share of MainSource Common Stock as quoted on the Nasdaq Stock Market during the ten trading days preceding the fifth (5th) calendar day preceding the Effective Time (the “MainSource Average Stock Price”), subject to adjustment, if any, pursuant to Sections 3.02 and 3.06 hereof (the “Stock Consideration”).

The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

(b) Subject to any consents required by law and Section 6.15 hereof, at the Effective Time, each outstanding option to purchase UCBC Common Stock (“UCBC Stock Option”) without any action on the part of any holder thereof, shall be converted into the right to receive from MainSource, at the Effective Time, an amount in cash equal to the excess of the Cash Consideration over the per share exercise price for each share of UCBC Common Stock subject to such UCBC Stock Option; provided, however, that the payer shall withhold from such cash payment those taxes required to be withheld by applicable law, if any. Each UCBC Stock Option to which this paragraph applies will be cancelled and shall cease to exist by virtue of such payment.

(c) Each share of UCBC Common Stock that, immediately prior to the Effective Time, is held as treasury stock of UCBC or held directly or indirectly by MainSource (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall by virtue of the Company Merger be canceled and retired and shall cease to exist, and no exchange or payment shall be made therefor.

3.02. Purchase Price; Adjustments to Purchase Price.

(a) Purchase Price. Subject to the adjustments in this Section 3.02, the Purchase Price shall be equal to $52,993,000.

(b) Adjustment Based Upon UCBC’s Consolidated Shareholders’ Equity.

(i) Unless waived by MainSource pursuant to Article X of this Agreement, if as of the last business day of the month preceding the month in which the Effective Time occurs (the “Computation Date”) the UCBC Consolidated Shareholders’ Equity, as determined in accordance with Section 3.02(b)(ii), is less than $30,600,000, the Purchase Price shall be reduced on a dollar-for-dollar basis by an amount equal to the difference between $30,600,000 and the actual UCBC Consolidated Shareholders’ Equity as of the Computation Date determined in accordance with Section 3.02(b)(ii). If at the Computation Date UCBC’s Consolidated Shareholders’ Equity is greater than $31,100,000, the Purchase Price shall be increased on a dollar-for-dollar basis by an amount equal to the difference between $31,100,000 and the actual UCBC Consolidated Shareholders’ Equity as of the Computation Date determined in accordance with Section 3.02(b)(ii).

(ii) The UCBC Consolidated Shareholders’ Equity shall be determined based upon the balance sheet of UCBC as of the Computation Date, prepared in accordance with generally accepted accounting principles consistently applied, after making adjustments for the following items and tax effecting those adjustments, using a 39% tax rate, where appropriate:

(A)	the accrual of any fees payable to a broker or investment advisor by UCBC as a result of the consummation of the transactions contemplated herein;

(B)	the accrual of the payments contemplated by Section 6.19 hereof;

(C)	the accrual or payment of a penalty in the amount of $1,841,840 for the termination of UCBC’s data processing contract;

(D)	the funding in full of the UCBC Financial Institutions Retirement Fund upon its termination;

(E)	the accrual of all compensable vacation and sick days for employees of UCBC as of the Computation Date; and

(F)	the accrual of an additional loan loss provision in the amount of $500,000 above the amount calculated in accordance with Section 6.03(xiv);

(c) Adjustment Based on Market Price of MainSource Common Stock.

(i) If the MainSource Average Stock Price is less than $16.50 per share, the Exchange Ratio shall be equal to the Cash Consideration divided by $16.50 (as further adjusted pursuant to Section 3.06, as necessary).

(ii) If the MainSource Average Stock Price is greater than $21.50 per share, the Exchange Ratio shall be equal to the Cash Consideration divided by $21.50 (as further adjusted pursuant to Section 3.06, as necessary).

3.03. Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of MainSource Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Company Merger; instead, MainSource shall pay to each holder of UCBC Common Stock who otherwise would be entitled to a fractional share of MainSource Common Stock an amount in cash (without interest) determined by multiplying such fraction by the MainSource Average Stock Price.

3.04. Election and Proration Procedures.

(a) An election form and letter of transmittal (the “Election Form”) shall be mailed to each record holder of UCBC Common Stock along with the proxy materials for the special shareholders’ meeting at which the Company Merger will be submitted to a vote of UCBC’s shareholders. The shareholders of UCBC entitled to receive the Election Form shall be those shareholders of record as of the record date fixed for the special shareholders’ meeting at which the Company Merger will be submitted to a vote of UCBC’s shareholders (the “Special Record Date”). UCBC and MainSource shall also establish a deadline for receipt of such Election Forms (the “Election Deadline”), which deadline shall be the close of business on the date of the special meeting at which the Company Merger will be submitted to a vote of UCBC’s shareholders. MainSource shall also use commercially reasonable efforts to provide the Election Form to shareholders of record who become such after the record date and before the Election Deadline. The Election Forms UCBC shall provide to MainSource shall include all information reasonably necessary for UCBC to perform its obligations as specified herein.

(b) Each Election Form shall entitle the holder of shares of UCBC Common Stock to:

(i) elect to receive the Cash Consideration for all of such holder's shares (a "Cash Election");

(ii) elect to receive the Stock Consideration for all of such holder's shares (a "Stock Election");

(iii) elect to receive the Cash Consideration with respect to some of such holder's shares and the Stock Consideration with respect to such holder's remaining shares (a "Mixed Election"); or

(iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election").

Shares of UCBC Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "Cash Election Shares." Shares of UCBC Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "Stock Election Shares." Shares of UCBC Common Stock as to which no election has been made are referred to herein as "Non-Election Shares." The aggregate number of Stock Election Shares and Non-Election Shares are referred to herein as the "Stock Election Number."

(c) An election shall be duly made by completing the Election Form and any other required documents in accordance with the instructions set forth therein and delivering them to MainSource before 5:00 p.m., E.S.T., on the Election Deadline. An election shall have been properly made only if MainSource shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates therefor representing UCBC Common Stock ("Certificates") (or customary affidavits and, if required by MainSource pursuant to Section 3.05(g), a bond as indemnity against any claim that may be made with respect to such Certificates or the guaranteed delivery of such Certificates) representing all shares of UCBC Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Subject to the terms of this Agreement and of the Election Form, MainSource shall have reasonable discretion to determine whether any election, revocation, or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of MainSource regarding such matters shall be binding and conclusive.

(d) Notwithstanding any other provision contained in this Agreement, fifty-five percent (55%) of the total number of shares of UCBC Common Stock outstanding at the Effective Time (the "Stock Conversion Number") shall be converted into the Stock Consideration and the remaining outstanding shares of UCBC Common Stock shall be converted into the Cash Consideration; provided, however, that for federal income tax purposes, it is intended that the Mergers will qualify as an integrated plan of reorganization under the provisions of Section 368(a)(1)(A) of the Code and, notwithstanding anything to the contrary contained herein, in order that the aforementioned integrated plan of reorganization will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a)(1)(A) of the Code, MainSource reserves the right to increase the number of shares of UCBC Common Stock that will be converted into Stock Consideration and reduce the number of shares of UCBC Common Stock that will be converted into the right to receive the Cash Consideration to ensure that the Stock Consideration will represent at least fifty percent (50%) of the value of the total of the aggregate Merger Consideration plus any amount treated as merger consideration for federal income tax purposes.

(e) Within five (5) business days after the Effective Time, MainSource shall effect the allocation among holders of UCBC Common Stock of rights to receive the Cash Consideration and the Stock Consideration and to distribute such consideration as follows:

(i) if the Stock Election Number equals the Stock Conversion Number, then (A) all Cash Election Shares shall be converted into the right to receive the Cash Consideration, and (B) all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration;

(ii) if the Stock Election Number is less than the Stock Conversion Number, the Cash Elections shall be eliminated (each in its entirety) and converted to Stock Elections (each in its entirety) by first eliminating and converting the Cash Election which covers the smallest number of shares of UCBC Common Stock, and then eliminating and converting the Cash Election which covers the next smallest number of shares and continuing this process until the total remaining number of outstanding UCBC shares covered by Cash Elections is such that fifty-five percent (55%) of the total number of shares of UCBC Common Stock outstanding at the Effective Time shall be converted into the Stock Consideration, subject to MainSource’s reserved right in Section 3.04(d) to increase the number of shares of UCBC Common Stock that will be converted into Stock Consideration to ensure that the Company Merger is a tax-free reorganization; and

(iii) if the Stock Election Number exceeds the Stock Conversion Number, the Non-Elections shall be eliminated (each in its entirety) and converted to Cash Elections (each in its entirety) by first eliminating and converting the Non-Election which covers the smallest number of shares of UCBC Common Stock, and then eliminating and converting the Non-Election which covers the next smallest number of shares and continuing this process until either all Non-Elections are converted into the Cash Consideration or the total remaining number of outstanding UCBC shares covered by Non-Elections (when added to all Stock Elections) is such that 55% of the total number of shares of UCBC Common Stock outstanding at the Effective Time shall be converted into the Stock Consideration, subject to MainSource’s reserved right in Section 3.04(d) to increase the number of shares of UCBC Common Stock that will be converted into Stock Consideration to ensure that the Company Merger is a tax-free reorganization. In the event that, following the elimination and conversion of all Non-Elections to Cash Elections, the Stock Election Number still exceeds the Stock Conversion Number, the Stock Elections will be eliminated (each in its entirety) and converted to Cash Elections (each in its entirety) in the same manner as the Non-Elections in this Section 3.04(e)(iii), until such time as the total remaining number of UCBC Common Shares covered by Stock Elections is such that 55% of the total number of shares of UCBC Common Stock outstanding at the Effective Time shall be converted into the Stock Consideration, subject to MainSource’s reserved right in Section 3.04(d), as provided herein.

For purposes of this Section 3.04(e), if MainSource is obligated to increase the number of shares of UCBC Common Stock to be converted into shares of MainSource Common Stock as a result of the application of the last clause of Section 3.04(d) hereof, then the higher number shall be substituted for the Stock Conversion Number in the calculations set forth in this Section 3.04(e).

(f) Notwithstanding anything to the contrary in this Section 3.04, if (i) a shareholder of UCBC certifies in writing at the time of filing a Cash Election for all of his shares (the "Certifying Cash Elector"), that his outstanding UCBC shares are deemed to be constructively owned by another shareholder of UCBC (the "Constructive Owner") under the provisions of Section 318(a) of the Code, and (ii) the Constructive Owner has filed a valid Cash Election, then the elections of the Certifying Cash Elector or Electors and the Constructive Owner or Owners shall be treated as a single election, and their shares shall be aggregated for purposes of determining priority for conversion into cash.

(g) A holder of UCBC's shares that is a bank, trust company, security broker-dealer or other recognized nominee, may submit one or more Election Forms for the persons for whom it holds shares as nominee provided that such bank, trust company, security broker-dealer or nominee certifies to the satisfaction of UCBC and MainSource the names of the persons for whom it is so holding shares (the "Beneficial Owners"). In such case, each Beneficial Owner for whom an Election Form is submitted shall be treated as a separate owner for purposes of the election procedure and allocation of shares set forth herein.

3.05. Exchange Procedures.

(a) Distributions by MainSource of the Merger Consideration shall be made in accordance with Section 3.04. At and after the Effective Time, each certificate representing shares of UCBC Common Stock shall represent only the right to receive the Merger Consideration in accordance with the terms of this Agreement.

(b) At or prior to the Effective Time, MainSource shall reserve a sufficient number of shares of MainSource Common Stock to be issued as part of the Merger Consideration and shall deposit with MainSource Bank an estimated amount of cash to be issued as part of the Merger Consideration.

(c) MainSource shall cause a certificate representing that number of whole shares of MainSource Common Stock that each holder of UCBC Common Stock has the right to receive pursuant to Section 3.04, if any, and a check in the amount of any cash that such holder has the right to receive pursuant to Section 3.04, if any, including any cash in lieu of fractional shares, or dividends or distributions which such person shall be entitled to receive, to be delivered to such shareholder upon delivery (if not previously delivered) to MainSource of certificates representing such shares of UCBC Common Stock ("Old Certificates") (or bond as indemnity satisfactory to MainSource if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any Merger Consideration that any such person shall be entitled to receive pursuant to this Article III upon such delivery.

(d) No dividends or other distributions on MainSource Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of UCBC Common Stock converted in the Company Merger into the right to receive shares of such MainSource Common Stock until the holder thereof surrenders such Old Certificates in accordance with this Section 3.05. After becoming so entitled in accordance with this Section 3.05, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of MainSource Common Stock such holder had the right to receive upon surrender of the Old Certificate.

(e) The stock transfer books of UCBC shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of UCBC of any shares of UCBC Common Stock. If, after the Effective Time, Old Certificates are presented to MainSource, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 3.05.

(f) MainSource shall be entitled to rely upon UCBC's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, MainSource shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(g) If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen, or destroyed and, if required by MainSource, the posting by such person of a bond in such amount as MainSource may reasonably direct as indemnity against any claim that may be made against it with respect to such Old Certificate, MainSource will issue in exchange for such lost, stolen, or destroyed Old Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 3.04 hereof.

(h) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of UCBC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.06. Anti-Dilution Adjustments. Should MainSource change (or establish a record date for changing) the number of shares of MainSource Common Stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding MainSource Common Stock, and the record date therefor shall be prior to the Effective Time, the Stock Consideration shall be adjusted so the shareholders shall receive, in the aggregate, such number of shares of MainSource Common Stock representing the same percentage of outstanding shares of MainSource Common Stock at the Effective Time as would have been represented by the number of shares of MainSource Common Stock the shareholders of UCBC would have received if any of the foregoing actions had not occurred.

3.07. Exchange Agent. UCBC and MainSource agree that Registrar and Transfer Company shall be appointed to act as agent (the “Exchange Agent”) for purposes of mailing and receiving the Election Forms, tabulating the results and distributing the Merger Consideration pursuant to the terms and conditions of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF UCBC

On or prior to the date hereof, UCBC has delivered to MainSource a schedule (the "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article VI; provided that the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by UCBC that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined below).

For the purpose of this Agreement, and in relation to UCBC, a "Material Adverse Effect" means any effect that (i) is material and adverse to the financial position, results of operations or business of UCBC and its subsidiaries taken as a whole, or (ii) would materially impair the ability of UCBC to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Mergers and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or savings associations or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Mergers or restructuring charges taken in connection with the Mergers, in each case in accordance with generally accepted accounting principles, (d) effects of any action taken with the prior written consent of MainSource, (e) changes in the general level of interest rates (including the impact on UCBC’s or Union Federal’s securities portfolios) or conditions or circumstances relating to or that affect the United States economy, financial or securities markets or the banking industry, generally, (f) reasonable and customary expenses incurred in connection with the Mergers and all expenses related to any employment or severance contract as provided in Section 6.19 and 7.05 of this Agreement and any benefit or retirement plan disclosed on the Disclosure Schedule, (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of UCBC or Union Federal, and (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices.

For the purpose of this Agreement, and in relation to UCBC, "knowledge" means the actual knowledge of any officer or director of UCBC or any of its subsidiaries and any other person having supervisory or management responsibilities with respect to material aspects of the operation of the business of UCBC or its subsidiaries of a particular fact.

Accordingly, UCBC and Union Federal hereby represent and warrant to MainSource as follows:

4.01. Organization and Authority. (a) UCBC is a corporation duly organized and validly existing under the laws of the state of Indiana and is a registered savings and loan holding company under the HOLA. UCBC has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Union Federal is UCBC’s only direct or indirect subsidiary and except as set forth on the Disclosure Schedule, UCBC owns no voting stock or equity securities of any corporation, partnership, association or other entity.

(b) Union Federal is a federal savings association duly incorporated and organized and existing pursuant to the laws of the United States. Union Federal has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth on the Disclosure Schedule, Union Federal has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity.

4.02. Authorization. (a) UCBC has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 8.02(d), (e) and (f) hereof. As of the date hereof, UCBC is not aware of any reason why the approvals set forth in Section 8.02(e) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 8.02(e). This Agreement and its execution and delivery by UCBC have been duly authorized and approved by the Board of Directors of UCBC and, assuming due execution and delivery by MainSource, constitutes a valid and binding obligation of UCBC, subject to the fulfillment of the conditions precedent set forth in Section 8.02 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

(b) Neither the execution of this Agreement nor consummation of the Mergers contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of UCBC or the Charter or Bylaws of Union Federal; (ii) conflicts with or violates in any material respect any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Mergers are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which UCBC or Union Federal is a party or by which UCBC or Union Federal is subject or bound; (iv) results in the creation of or gives any person, corporation or entity the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than MainSource) or any other adverse interest, upon any right, property or asset of UCBC or Union Federal which would be material to UCBC; or (v) terminates or gives any person, corporation or entity the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which UCBC or Union Federal is bound or with respect to which UCBC or Union Federal is to perform any duties or obligations or receive any rights or benefits.

(c) Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Mergers by UCBC or Union Federal.

4.03. Capitalization. (a) The authorized capital stock of UCBC as of the date hereof consists, and at the Effective Time will consist, of 5,000,000 shares of UCBC Common Stock, 1,939,000 of which shares are issued and outstanding, and 2,000,000 shares of preferred stock, no par value, none of which preferred shares are issued and outstanding. Such issued and outstanding shares of UCBC Common Stock have been duly and validly authorized by all necessary corporate action of UCBC, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former UCBC shareholder. Except as set forth in the Disclosure Schedule, UCBC has no capital stock authorized, issued or outstanding other than as described in this Section 4.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of UCBC Common Stock. Each share of UCBC Common Stock is entitled to one vote per share. A description of the UCBC Common Stock is contained in the Articles of Incorporation of UCBC, as set forth in the Disclosure Schedule pursuant to Section 4.04 hereof.

(b) The authorized capital stock of Union Federal as of the date hereof consists, and at the Effective Time will consist, of 1,000 shares of common stock, $.01 par value per share, all of which shares are validly issued and outstanding (such issued and outstanding shares are referred to herein as "Union Federal Common Stock"). Such validly issued and outstanding shares of Union Federal Common Stock have been duly and validly authorized by all necessary corporate action of Union Federal, are validly issued, fully paid and nonassessable, and have not been issued in violation of any pre-emptive rights of any present or former Union Federal stockholder. All of the issued and outstanding shares of Union Federal Common Stock are owned by UCBC free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other person, corporation or entity with respect thereto. Union Federal has no capital stock authorized, issued or outstanding other than as described in this Section 4.03(b) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of Union Federal Common Stock.

(c) Except as set forth in the Disclosure Schedule, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of UCBC Common Stock or Union Federal Common Stock, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of UCBC or Union Federal, by which UCBC is or may become bound. UCBC does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of UCBC Common Stock. To the knowledge of UCBC and Union Federal, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of either of them.

(d) Except as set forth in the Disclosure Schedule, UCBC has no knowledge of any person or entity which beneficially owns 5% or more of its outstanding shares of common stock.

4.04. Organizational Documents. The Articles of Incorporation and By-Laws of UCBC and the Charter and By-Laws of Union Federal, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to MainSource and are included in the Disclosure Schedule.

4.05. Compliance with Law. (a) Neither UCBC nor Union Federal has engaged in any activity or taken or omitted to take any action which has resulted in the violation of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, and neither is in violation of any order, injunction, judgment, writ or decree of any court or government agency or body, except where such activity, omission to act or violation would not have a Material Adverse Effect. UCBC and Union Federal possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, and such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to MainSource or to Merger Corp at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

(b) All agreements, understandings and commitments with, and all orders and directives of, all government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets or capital of UCBC or Union Federal which presently are binding upon or require action by, or at any time during the last five (5) years have been binding upon or have required action by, UCBC or Union Federal, including, without limitation, all correspondence, written communications and written commitments related thereto, are set forth in the Disclosure Schedule. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of UCBC or Union Federal as a result of an examination by any regulatory agency or body, or set forth in any accountant's or auditor's report to UCBC or Union Federal.

(c) All of the existing offices and branches of Union Federal have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect. Union Federal has no approved but unopened offices or branches.

4.06. Accuracy of Statements Made and Materials Provided to MainSource. No representation, warranty or other statement made, or any information provided, by UCBC or Union Federal in this Agreement or the Disclosure Schedule (and any update thereto) and no written information which has been or shall be supplied by UCBC or Union Federal with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus relating to the Mergers, contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is first mailed to UCBC's shareholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading, except that no representation or warranty has been made by UCBC or Union Federal with respect to statements made or incorporated by reference in the Form S-4 or the proxy statement-prospectus therein based on information supplied by MainSource specifically for inclusion or incorporation by reference in the Form S-4 or the proxy statement-prospectus therein.

4.07. Litigation and Pending Proceedings. Except as set forth in the Disclosure Schedule:

(a) There are no material claims, actions, suits, proceedings, mediations, arbitrations or investigations pending or, to the knowledge of UCBC or Union Federal, threatened in any court or before any government agency or authority, arbitration panel or otherwise (nor does UCBC or Union Federal have any knowledge of a basis for any such claim, action, suit, proceeding, litigation, arbitration or investigation) against UCBC or Union Federal.

(b) Neither UCBC nor Union Federal is: (i) subject to any material outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of UCBC or Union Federal, under governmental investigation with respect to any actual or alleged material violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to the knowledge of UCBC or Union Federal, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

4.08. Financial Statements and Reports. (a) UCBC has delivered to MainSource copies of the following financial statements and reports of UCBC and Union Federal, including the notes thereto (collectively, the "UCBC Financial Statements"):

(i) Consolidated Balance Sheets and the related Consolidated Statements of Income and Consolidated Statements of Changes in Shareholders' Equity of UCBC as of and for the fiscal years ended December 31, 2004 and 2003 and as of and for the six months ended June 30, 2005;

(ii) Consolidated Statements of Cash Flows of UCBC for the fiscal years ended December 31, 2004 and 2003 and for the six months ended June 30, 2005;

(iii) Thrift financial Reports ("TFRs") for Union Federal as of the close of business on December 31, 2004 and 2003 and for the six months ended June 30, 2005;

(b) The UCBC Financial Statements present fairly the consolidated financial position of UCBC as of and at the dates shown and the consolidated results of operations for the periods covered thereby and to the knowledge of UCBC and Union Federal are complete, correct, represent bona fide transactions, and have been prepared from the books and records of UCBC and its subsidiaries. The UCBC Financial Statements described in clauses (i) and (ii) above for completed fiscal years are audited financial statements and have been prepared in conformance with generally accepted accounting principles applied on a consistent basis, except as may otherwise be indicated in any accountants' notes or reports with respect to such financial statements.

(c) Since June 30, 2005 on a consolidated basis UCBC and its subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

4.09. Properties, Contracts, Employees and Other Agreements. (a) Set forth in the Disclosure Schedule are true, accurate and complete copies of the following:

(i) A brief description and the location of all real property owned by UCBC or Union Federal (other than Other Real Estate Owned (“OREO”)) and the principal buildings and structures located thereon, together with a legal description of such real property and, within forty-five (45) days of the date of this Agreement, at MainSource’s expense, a title insurance policy insuring the same and a survey drawing of each parcel of real property owned by UCBC or Union Federal, and each lease of real property to which UCBC or Union Federal is a party, identifying the parties thereto, the annual rental payable, the expiration date of the lease and a brief description of the property covered;

(ii) All conditional sales contracts or other title retention agreements relating to UCBC or Union Federal and agreements for the purchase of federal funds;

(iii) All agreements, contracts, leases, licenses, lines of credit, understandings, commitments or obligations of UCBC or Union Federal which individually or in the aggregate:

(A)	involve payment or receipt by UCBC or Union Federal (other than as disbursements of loan proceeds to customers, loan payments by customers or customer deposits) of more than $25,000;

(B)	involve payments based on profits of UCBC or Union Federal;

(C)	relate to the purchase of goods, products, supplies or services in excess of $15,000;

(D)	were not made in the ordinary course of business;

(E)	may not be terminated without penalty at will or upon notice of ninety (90) days or less; or

(F)	involve the employment of, or payment to, any present or former directors, officers, employees or consultants relating to their services as such with UCBC; and

(iv) The name and current annual salary of each director, officer and employee of UCBC or Union Federal whose current annual salary is in excess of $50,000, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by UCBC or Union Federal to or for the benefit of each such person for the fiscal year ended December 31, 2004, and any employment, severance or deferred compensation agreement or arrangement with respect to each such person.

(b) UCBC has, prior to the date of this Agreement, provided or given access to MainSource to the files and documentation of all borrowers of Union Federal, or persons or entities that are or may become obligated to Union Federal under an existing letter of credit, line of credit, loan transaction, loan agreement, promissory note or other commitment of Union Federal, in excess of $15,000 individually or in the aggregate, whether in principal, interest or otherwise, and including all guarantors of such indebtedness.

(c) Each of the agreements, contracts, commitments, leases, instruments and documents set forth in the Disclosure Schedule relating to this Section 4.09 is valid and enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditor's rights. UCBC and Union Federal is, and to its knowledge, all other parties thereto are, in material compliance with the provisions thereof, and neither UCBC nor Union Federal is, and to its knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or provision contained therein. Except as set forth in the Disclosure Schedule, none of the foregoing requires the consent of any party to its assignment in connection with the Mergers contemplated by this Agreement. Other than as disclosed pursuant to this Section 4.09, to the knowledge of UCBC or Union Federal, no circumstances exist resulting from transactions effected or to be effected, from events which have occurred or may occur or from any action taken or omitted to be taken which could reasonably be expected to result in the creation of any agreement, contract, obligation, commitment, arrangement, lease or document described in or contemplated by this Section 4.09.

(d) Neither UCBC nor Union Federal is in material default under or in material breach of or, to the knowledge of UCBC or Union Federal, alleged to be in material default under or in material breach of, any loan or credit agreement, conditional sales contract or other title retention agreement, security agreement, bond, indenture, mortgage, license, contract, lease, commitment or any other instrument or obligation.

4.10. Absence of Undisclosed Liabilities. Except as provided in the UCBC Financial Statements and in the Disclosure Schedule, except for unfunded loan commitments and obligations on letters of credit to customers of Union Federal made in the ordinary course of business, except for trade payables incurred in the ordinary course of Union Federal’s business, and except for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto, neither UCBC nor Union Federal has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license which exceeds $25,000 individually, or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license. Neither UCBC nor Union Federal is delinquent in the payment of any amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with generally accepted accounting principles.

4.11. Title to Assets. Except as described in this Section 4.11 or the Disclosure Schedule:

(a) UCBC or Union Federal, as the case may be, has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all other real estate owned) which is reflected in the UCBC Financial Statements as of June 30, 2005; good and marketable title to all personal property reflected in the UCBC Financial Statements as of June 30, 2005, other than personal property disposed of in the ordinary course of business since June 30, 2005; good and marketable title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which UCBC or Union Federal purports to own or which UCBC or Union Federal uses in its respective business; good and marketable title to, or right to use by terms of a valid and enforceable lease or contract, all other property used in its respective business; and good and marketable title to all property and assets acquired and not disposed of or leased since June 30, 2005. All of such properties and assets are owned by UCBC or Union Federal free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, security interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the Disclosure Schedule; (ii) as specifically noted in reasonable detail in the UCBC Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens of record, imperfections of title and other limitations which are not material in amounts to UCBC on a consolidated basis and which do not materially detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or leased by UCBC or Union Federal is in compliance with all applicable zoning and land use laws. All real property, machinery, equipment, furniture and fixtures owned or leased by UCBC or Union Federal is structurally sound, in good operating condition and has been and is being maintained and repaired in the ordinary condition of business.

(b) With respect to all real property presently or formerly owned, leased or used by UCBC or Union Federal, UCBC and Union Federal and to UCBC’s knowledge each of the prior owners, have conducted their respective business in compliance with all federal, state, county and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or storm water or process waste water or otherwise relating to the environment, air, water, soil or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corp of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, "Environmental Laws"). There are no pending or, to the knowledge of UCBC or Union Federal, threatened, claims, actions or proceedings by any local municipality, sewage district or other governmental entity against UCBC or Union Federal with respect to the Environmental Laws, and to UCBC’s knowledge there is no reasonable basis or grounds for any such claim, action or proceeding. No environmental clearances or other governmental approvals are required for the conduct of the business of UCBC or Union Federal or the consummation of the Mergers contemplated hereby. To UCBC’s knowledge, neither UCBC nor Union Federal is the owner, or has been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. To UCBC’s knowledge, neither UCBC nor Union Federal has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.

4.12. Loans and Investments.

(a) Except as set forth in the Disclosure Schedule, there is no loan by Union Federal in excess of $10,000 that has been classified by regulatory examiners or management as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss" or in excess of $10,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. The most recent loan watch list of Union Federal and a list of all loans in excess of $10,000 which Union Federal has determined to be thirty (30) days or more past due with respect to principal or interest payments or has placed on nonaccrual status are set forth in the Disclosure Schedule.

(b) All loans reflected in the UCBC Financial Statements as of June 30, 2005, and which have been made, extended, renewed, restructured, approved, amended or acquired since June 30, 2005: (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors' rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured, to the extent that Union Federal has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming Union Federal as the secured party or mortgagee (unless by written agreement to the contrary).

(c) The reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the UCBC Financial Statements are, in the judgment of management of UCBC and Union Federal, adequate in all material respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

(d) Except as set forth in the Disclosure Schedule, none of the investments reflected in the UCBC Financial Statements as of and for the period ended June 30, 2005, and none of the investments made by Union Federal since June 30, 2005 are subject to any restriction, whether contractual or statutory, which materially impairs the ability of Union Federal to dispose freely of such investment at any time. Union Federal is not a party to any repurchase agreements with respect to securities.

(e) Set forth in the Disclosure Schedule is a true, accurate and complete list of all loans in which Union Federal has any participation interest or which have been made with or through another financial institution on a recourse basis against Union Federal.

(f) Except as set forth in the Disclosure Schedule, and except for customer deposits and ordinary trade payables, Union Federal has not, nor will it have at the Effective Time, any indebtedness for borrowed money.

4.13. Shareholder Rights Plan and Anti-takeover Mechanisms. UCBC has taken all actions required to exempt MainSource, the Agreement and the Mergers from any provisions of an anti-takeover nature contained in its organizational documents, any shareholder rights plan or similar plan, and the provisions of any "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations to which UCBC is subject.

4.14. Employee Benefit Plans.

(a) With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored or otherwise maintained by UCBC or Union Federal, whether written or oral, in which UCBC or Union Federal participates as a participating employer, to which UCBC or Union Federal contributes, with respect to which UCBC or Union Federal acts as administrator, trustee or fiduciary, or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of UCBC or Union Federal, and including any such plans, to UCBC’s knowledge, which have been terminated, merged into another plan, frozen or discontinued since January 1, 2000 (collectively, "UCBC Plans"), except as set forth in the Disclosure Schedule:

(i) all such UCBC Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including, without limitation, ERISA, the Code, and the Department of Labor ("Department") and Treasury Regulations promulgated thereunder;

(ii) all UCBC Plans intended to constitute tax-qualified plans under Section 401(a) of the Code have complied since their adoption or have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations promulgated thereunder, and, to the extent available, favorable determination and/or opinion letters have been timely received from the Internal Revenue Service ("Service") with respect to each such UCBC Plan stating that each, in its current form (or at the time of its disposition if it has been terminated, merged, frozen or discontinued), is qualified under and satisfies all applicable provisions of the Code and Treasury Regulations;

(iii) all UCBC Plans intended to constitute tax qualified plans under Section 401(a) of the Code have received any favorable opinion letters required from the Service with respect to "GUST" (as defined in Section 2 of Rev. Proc. 2002-6), and the document has been amended by the adoption of a "good faith EGTRRA amendment" as that phrase is defined in IRS Notice 2001-42, as well as amendments incorporating the final Treasury Regulations to Code Section 401(a)(9) and the mandatory distribution provisions of Code Section 401(a)(31), and UCBC is not aware of any circumstances likely to result in revocation of any such favorable opinion letter;

(iv) except for the UCBC Employee Stock Ownership Plan (the “UCBC ESOP”),

no UCBC Plan (or its related trust) holds any stock or other securities of UCBC or any related or affiliated person or entity;

(v) Neither UCBC nor Union Federal has any liability to the Department or the Service with respect to any UCBC Plan;

(vi) Neither UCBC nor Union Federal has engaged in any transaction that may subject UCBC or Union Federal, or any UCBC Plan, to a civil penalty imposed by Section 502 or any other provision of ERISA or excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any UCBC Plan;

(vii) no prohibited transaction (as defined in Section 406 of ERISA or as defined in Section 4975(c) of the Code) has occurred with respect to any UCBC Plan;

(viii) each UCBC Plan subject to ERISA or intended to be qualified under Section 401(a) of the Code has been and, if applicable, is being operated in all material respects in accordance with the applicable provisions of ERISA and the Code and the Department and Treasury Regulations promulgated thereunder;

(ix) no participant or beneficiary or non-participating employee has been denied any benefit due or to become due under any UCBC Plan or has been misled as to his or her rights under any UCBC Plan;

(x) all obligations required to be performed by UCBC or Union Federal under any provision of any UCBC Plan have been performed by it in all material respects and it is not in default under or in violation of any provision of any UCBC Plan;

(xi) no event has occurred which would constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA under any UCBC Plan;

(xii) there are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or, to the knowledge of UCBC or Union Federal, threatened, against UCBC or Union Federal, any UCBC Plan or the assets of any UCBC Plan;

(xiii) with respect to any UCBC Plan sponsored, participated in or contributed to by UCBC or Union Federal, or with respect to which UCBC or Union Federal is responsible for complying with the reporting and disclosure requirements of ERISA or the Code, there has been no violation of the reporting and disclosure requirements imposed either under ERISA or the Code for which a penalty has been or may be imposed;

(xiv) with respect to any UCBC Plan there has been no breach of the fiduciary provisions of ERISA and there is no known outstanding fiduciary liability; and

(xv) any UCBC Plan may be terminated at any time and this right has always been maintained by UCBC or Union Federal.

(b) With regard to any UCBC Plan intended to be qualified under Section 401(a) of the Code, no director, officer, employee or agent of UCBC or Union Federal has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, the Service could revoke or deny that plan's qualification under Section 401(a) of the Code or the exemption under Section 501(a) of the Code for any trust related to such Plan.

(c) UCBC has provided to MainSource true, accurate and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following, as applicable (including all plans and programs which have been terminated since January 1, 2000):

(i) pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option and stock appreciation right plans, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all amendments thereto and all summary plan descriptions thereof (including any modifications thereto);

(ii) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, bonus, severance and collective bargaining agreements, arrangements or understandings;

(iii) all executive and other incentive compensation plans, programs and agreements;

(iv) all group insurance and health insurance contracts, policies or plans;

(v) all other incentive, welfare or employee benefits plans, understandings, arrangements or agreements, maintained or sponsored, participated in, or contributed to by UCBC for its current or former directors, officers or employees;

(vi) all reports filed with the Service or Department of Labor within the preceding three years by UCBC or Union Federal with respect to any UCBC Plan;

(vii) descriptions of all current participants in such plans and programs and all participants with benefit entitlements under such plans and programs; and

(viii) valuations for any defined benefit plan or defined contribution plan, including the UCBC ESOP, as of the most recent date.

(d) Except as set forth on the Disclosure Schedule, no current or former director, officer or employee of UCBC or Union Federal (i) is entitled to or may become entitled to any benefit under any welfare benefit plans (as defined in Section 3(1) of ERISA) after termination of employment with UCBC or Union Federal, except that such individuals may be entitled to continue their group health care coverage pursuant to Section 4980B of the Code if they pay the cost of such coverage pursuant to the applicable requirements of that plan or of the Code with respect thereto, or (ii) is currently receiving, or entitled to receive, a disability benefit under a long term or short term disability plan maintained by UCBC or Union Federal.

(e) The UCBC Financial Institutions Retirement Fund (“Benefit Plan”) is the only defined benefit pension plan maintained by UCBC or Union Federal which is subject to Title IV of ERISA. Other than the Benefit Plan, no UCBC Plan is, and neither UCBC nor Union Federal has any liability with respect to any plan that is (i) a defined benefit pension plan subject to Title IV of ERISA, (ii) a pension plan subject to Section 302 of ERISA or Section 412 of the Code, or (iii) a multi-employer pension plan (as that term is defined in Sections 4001(a)(3) and 3(37) of ERISA).

(f) With respect to any group health plan (as defined in Section 607(1) of ERISA) sponsored or maintained by UCBC or Union Federal, in which UCBC or Union Federal participates as a participating employer or to which UCBC or Union Federal contributes, no director, officer, employee or agent of UCBC or Union Federal has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on UCBC or Union Federal under Code Section 4980B(a). With respect to all such plans, all applicable provisions of Section 4980B of the Code and Section 601 of ERISA have been complied with in all material respects by UCBC or Union Federal.

(g) Except as otherwise provided in the Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, reimbursement, indemnity, retirement, early retirement, severance or similar plans or agreements, commitments or understandings, or any employee benefit or retirement plan or agreement, binding upon UCBC or Union Federal and no such agreement, commitment, understanding or plan is under discussion or negotiation by management with any employee or group of employees, any member of management or any other person.

(h) Except as otherwise provided in the Disclosure Schedule, no Voluntary Employees' Beneficiary Association ("VEBA") as defined in Code Section 501(c)(9) is sponsored or maintained by UCBC or Union Federal.

(i) Except as otherwise provided in the Disclosure Schedule, there are no benefits or liabilities under any employee benefit plan or program that will be accelerated as a result of the transactions contemplated by the terms of this Agreement.

(j) Except as may be disclosed in the Disclosure Schedule, UCBC and Union Federal are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements.

(k) All liabilities of the UCBC Plans have been funded on the basis of consistent methods in accordance with sound actuarial assumptions and practices, and no UCBC Plan, at the end of any plan year, had or has had an accumulated funding deficiency. No actuarial assumptions have been changed since the last written report of actuaries on such UCBC Plans. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course. UCBC and Union Federal have no contingent or actual liabilities under Title IV of ERISA. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to any of the UCBC Plans, whether or not waived, nor does UCBC or any of its affiliates have any liability or potential liability as a result of the underfunding of, or termination of, or withdrawal from, any plan by UCBC or by any person which may be aggregated with UCBC for purposes of Section 412 of the Code. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any of the UCBC Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending, or to the knowledge of UCBC threatened or imminent with respect to any UCBC Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which UCBC or Union Federal would be liable after June 30, 2005, except as is reflected on the UCBC Financial Statements.

(l) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, any termination of employment relating thereto and occurring prior to, at or following the Effective Time), UCBC, Union Federal, and their respective successors will not be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code). Among the nonexclusive list of payments to be considered are those payments referred to under Sections 3.01(b), 6.14, 6.15, 6.16, 6.18, 6.19, 7.03(b), 7.05, and 8.01(i) of the Agreement, as well as any other payments made under the UCBC Plans because of the transactions contemplated herein.

4.15. Obligations to Employees. All accrued obligations and liabilities of and all payments by UCBC or Union Federal and all UCBC Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by UCBC or Union Federal in accordance with generally accepted accounting principles and applicable law applied on a consistent basis and actuarial methods with respect to the following: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare (including, without limitation, vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to by UCBC or Union Federal for its current or former directors, officers, employees and agents, including, without limitation, all liabilities and obligations to the UCBC Plans (as defined in Section 4.14(a) hereof). All obligations and liabilities of UCBC or Union Federal, whether arising by operation of law, by contract or by past custom or practice, for all other forms of compensation which are or may be payable to its current or former directors, officers, employees or agents or to any UCBC Plan have been and are being paid to the extent required by applicable law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by UCBC or Union Federal in accordance with generally accepted accounting and actuarial principles applied on a consistent basis. All accruals and reserves referred to in this Section 4.15 are correctly and accurately reflected and accounted for in all material respects in the UCBC Financial Statements and the books, statements and records of UCBC.

4.16. Taxes, Returns and Reports. Except as set forth in the Disclosure Schedule, each of UCBC and Union Federal has since January 1, 2000 (a) duly and timely filed all federal, state,

local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with generally accepted accounting principles for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). UCBC has established, and shall establish in the Subsequent UCBC Financial Statements (as hereinafter defined), in accordance with generally accepted accounting principles, a reserve for taxes in the UCBC Financial Statements adequate to cover all of UCBC's and Union Federal’s tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither UCBC nor Union Federal has, nor will either have, any liability for taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent UCBC Financial Statements (as hereinafter defined) or as accrued or reserved for on the books and records of UCBC or Union Federal. Neither UCBC nor Union Federal is currently under audit by any state or federal taxing authority. No federal, state or local tax returns of UCBC or Union Federal have been audited by any taxing authority during the past five (5) years.

4.17. Deposit Insurance. The deposits of Union Federal are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law and UCBC or Union Federal has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

4.18. Insurance. Set forth in the Disclosure Schedule is a list and brief description of all policies of insurance (including, without limitation, bankers' blanket bond, directors' and officers' liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by UCBC or Union Federal on the date hereof or with respect to which UCBC or Union Federal pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due, and a true, accurate and complete copy thereof has been made available to MainSource prior to the date hereof.

4.19. Books and Records. The books and records of UCBC are complete and correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of UCBC on a consolidated basis set forth in the UCBC Financial Statements.

4.20. Broker's, Finder's or Other Fees. Except for reasonable fees and expenses of UCBC' attorneys, accountants and investment bankers, all of which shall be paid by UCBC prior to the Effective Time, except as set forth in the Disclosure Schedule, no agent, broker or other person acting on behalf of UCBC or Union Federal or under any authority of UCBC or Union Federal is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Mergers contemplated hereby.

4.21. Disclosure Schedule and Documents. All written data, documents, materials and information referred to in this Agreement and delivered by UCBC or Union Federal pursuant to or in connection with the Disclosure Schedule are true, accurate and complete in all material respects as of the date hereof and with respect to such items delivered subsequent to the date hereof with any update to the Disclosure Schedule, will be true, accurate and complete in all material respects on the date of delivery thereof.

4.22. Interim Events. Except as otherwise permitted hereunder, since June 30, 2005, or as set forth in the Disclosure Schedule, neither UCBC nor Union Federal has:

(a) Suffered any changes having an adverse impact on the financial condition, results of operations, business, assets or capital of UCBC on a consolidated basis in excess of $5,000 individually or in the aggregate;

(b) Suffered any damage, destruction or loss to any of its properties, not fully paid by insurance proceeds, in excess of $5,000 individually or in the aggregate;

(c) Declared, distributed or paid any dividend or other distribution to its shareholders, except for payment of dividends as permitted by Section 6.03(a)(iii) hereof;

(d) Repurchased, redeemed or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights or sold or agreed to issue or sell any shares of its common stock or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize or split its stock;

(e) Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, health, bonus, insurance or other welfare benefit plan or agreement to employees, officers or directors of UCBC or Union Federal except pursuant to the express terms thereof;

(f) Increased the salary of any director, officer or employee, except for normal increases in the ordinary course of business and in accordance with past practices, or entered into any employment contract, indemnity agreement or understanding with any officer or employee or installed any employee welfare, pension, retirement, stock option, stock appreciation, stock dividend, profit sharing or other similar plan or arrangement;

(g) Leased, sold or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;

(h) Except for the Mergers contemplated by this Agreement, merged, consolidated or sold shares of its common stock, agreed to merge or consolidate with or into any third party, agreed to sell any shares of its common stock or acquired or agreed to acquire any stock, equity interest, assets or business of any third party;

(i) Incurred, assumed or guaranteed any obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

(j) Mortgaged, pledged or subjected to a lien, security interest, option or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by Union Federal of government deposits; or (ii) granted in connection with repurchase or reverse repurchase agreements;

(k) Except as set forth in the Disclosure Schedule, canceled, released or compromised any loan, debt, obligation, claim or receivable other than in the ordinary course of business;

(l) Entered into any transaction, contract or commitment other than in the ordinary course of business;

(m) Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business; or

(n) Conducted its business in any manner other than substantially as it was being conducted through June 30, 2005.

4.23. UCBC Securities and Exchange Commission Filings. UCBC has filed all reports and other documents required to be filed by it under the Securities Exchange Act of 1934 and the Securities Act of 1933, including UCBC’s Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. All such Securities and Exchange Commission filings were true, accurate and complete in all material respects as of the dates of the filings, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading.

4.24. No Third Party Options. Except as set forth in the Disclosure Schedule, there are no agreements, options, commitments or rights with, of or to any third party to acquire any shares of capital stock or assets of UCBC or Union Federal.

4.25. Indemnification Agreements.

(a) Other than as set forth in the Disclosure Schedule, neither UCBC nor Union Federal is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or By-Laws of UCBC or the Charter or Bylaws of Union Federal.

(b) No claims have been made against or filed with UCBC or Union Federal nor have, to the knowledge of UCBC, any claims been threatened against UCBC or Union Federal, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of UCBC or Union Federal.

4.26. Shareholder Approval. The affirmative vote of the holders of a majority of the UCBC Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders) is required for shareholder approval of this Agreement and the Company Merger.

4.27. Opinion of Financial Advisor. The Board of Directors of UCBC, at a duly constituted and held meeting at which a quorum was present throughout, has been informed orally by a reputable financial advisor that the terms of the Company Merger are fair to the shareholders of UCBC from a financial point of view.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MAINSOURCE

On or prior to the date hereof, MainSource has delivered to UCBC a schedule (the "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article V or to one or more of its covenants contained in Article VII; provided that the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by MainSource that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined below).

For the purpose of this Agreement, and in relation to MainSource and its subsidiaries, a Material Adverse Effect on MainSource means any effect that (i) is material and adverse to the financial position, results of operations or business of MainSource and its subsidiaries taken as a whole, or (ii) would materially impair the ability of MainSource to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Mergers and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on MainSource shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or savings associations or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Mergers or restructuring charges taken in connection with the Mergers, in each case in accordance with generally accepted accounting principles, (d) changes in general level of interest rate (including the impact on the securities portfolios of MainSource or its subsidiaries) or conditions or circumstances that affect the banking industry generally, (f) reasonable and customary expenses incurred in connection with the Mergers, (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement or the business, financial condition or results of operations of MainSource and its subsidiaries, and (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices.

For the purpose of this Agreement, and in relation to MainSource, "knowledge" means (i) the actual knowledge of any officer or director of MainSource or any of its subsidiaries and any other person having supervisory or management responsibilities with respect to material aspects of the operation of the business of MainSource or its subsidiaries of a particular fact.

Accordingly, MainSource represents and warrants to UCBC as follows:

5.01. Organization and Authority. Each of MainSource and its subsidiaries is an entity duly organized and validly existing under the laws of its applicable state or country. MainSource and its subsidiaries have full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Each of MainSource and its subsidiaries is duly qualified to do business in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it make such qualification necessary except where the failure to so qualify would not have a Material Adverse Effect.

5.02. Authorization.

(a) MainSource has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and following its formation Merger Corp will have the requisite corporate power and authority to carry out its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Section 8.01(d), (e) and (f) hereof. As of the date hereof, MainSource is not aware of any reason why the approvals set forth in Section 8.02(e) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 8.02(e). This Agreement and its execution and delivery by MainSource has been duly authorized by the Board of Directors of MainSource. Assuming due execution and delivery of UCBC, this Agreement constitutes a valid and binding obligation of MainSource and, upon its formation, will constitute a valid and binding obligation of Merger Corp, subject in both cases to the conditions precedent set forth in Section 8.01 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

(b) Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of MainSource or any of its subsidiaries; (ii) conflicts with or violates in any material respect any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; or (iii) conflicts with, results in a breach of or constitutes a material default under any note, bond, indenture, mortgage, deed of trust, license, contract, lease, agreement, arrangement, commitment or other instrument to which MainSource is subject or bound and which is material to MainSource on a consolidated basis.

(c) Other than in connection or in compliance with applicable federal and state banking,

securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for the consummation by MainSource of the Merger contemplated by this Agreement.

5.03. Capitalization. (a) The authorized capital stock of MainSource as of the date hereof consists, and at the Effective Time will consist, of 25,000,000 shares of MainSource Common Stock, 13,471,128 of which shares are outstanding and 400,000 shares of preferred stock, none of which are outstanding. Such issued and outstanding shares of MainSource Common Stock have been duly and validly authorized by all necessary corporate action of MainSource, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former MainSource shareholder. MainSource has no capital stock authorized, issued or outstanding other than as described in this Section 5.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of MainSource Common Stock other than in connection with employee and director stock options under its existing stock option plans or as described in the Disclosure Schedule. Each share of MainSource Common Stock is entitled to one vote per share. MainSource wholly owns the subsidiaries listed in the Disclosure Schedule which includes their names and jurisdictions of organization.

(b) Except as set forth on the Disclosure Schedule, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of MainSource Common Stock, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of MainSource, by which MainSource is or may become bound. MainSource does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of MainSource Common Stock.

5.04. Litigation and Pending Proceedings. There are no claims, actions, suits, proceedings, investigations, mediations or arbitrations pending or, to the knowledge of MainSource by the officers of MainSource, threatened in any court or before any government agency or authority, arbitration panel or otherwise (nor does MainSource have any knowledge of a basis for any claim, action, suit, proceeding, litigation, investigation or arbitration) against, by or affecting MainSource which would reasonably be expected to prevent the performance of this Agreement, declare the same unlawful or cause the rescission hereof.

5.05. Organizational Documents. The Articles of Incorporation and By-Laws of MainSource, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to UCBC and are included in the Disclosure Schedule.

5.06 Accuracy of Statements Made and Materials Provided to UCBC. No representation, warranty or other statement made, or any information provided, by MainSource in this Agreement, and no written report, statement, list, certificate, materials or other information furnished or to be furnished by MainSource to UCBC through and including the Effective Time in connection with this Agreement or the Merger contemplated hereby, contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed to UCBC's shareholders) any untrue or misleading statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

5.07 Financial Statements and Reports. (a) MainSource has delivered to UCBC copies of the following financial statements and reports of MainSource, including the notes thereto (collectively, the "MainSource Financial Statements"):

(i) Consolidated Balance Sheets and the related Consolidated Statements of Income and Consolidated Statements of Changes in Shareholders' Equity of MainSource as of and for the fiscal years ended December 31, 2004 and 2003 and as of and for the six months ended June 30, 2005; and

(ii) Consolidated Statements of Cash Flows of MainSource for the fiscal years ended December 31, 2004 and 2003 and for the six months ended June 30, 2005;

(b) The MainSource Financial Statements present fairly the consolidated financial position of MainSource as of and at the dates shown and the consolidated results of operations for the periods covered thereby and to the knowledge of MainSource are complete, correct, represent bona fide transactions, and have been prepared from the books and records of MainSource and its subsidiaries. The MainSource Financial Statements described in clauses (i) and (ii) above for completed fiscal years are audited financial statements and have been prepared in conformance with generally accepted accounting principles applied on a consistent basis, except as may otherwise be indicated in any accountants' notes or reports with respect to such financial statements.

5.08 MainSource Securities and Exchange Commission Filings. MainSource has filed all reports and other documents required to be filed by it under the Securities Exchange Act of 1934 and the Securities Act of 1933, including MainSource's Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. All such Securities and Exchange Commission filings were true, accurate and complete in all material respects as of the dates of the filings, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading.

5.09 Shareholder Approval. Approval by MainSource's shareholders of the Merger or any other actions contemplated by this Agreement is not required.

5.10 Compliance with Law. (a) Neither MainSource nor any of its subsidiaries has engaged in any activity nor taken or omitted to take any action which has resulted in the violation of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, nor are they in violation of any order, injunction, judgment, writ or decree of any court or government agency or body, except where such activity, omission to act or violation would not have a Material Adverse Effect.

(b) All agreements, understandings and commitments with, and all orders and directives of, all government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets or capital of MainSource or its subsidiaries which presently are binding upon or require action by, or at any time during the last five (5) years have been binding upon or have required action by, MainSource or its subsidiaries, including, without limitation, all correspondence, communications and commitments related thereto, are set forth in the Disclosure Schedule. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body, cited in any examination report of MainSource or its subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant's or auditor's report to MainSource or its subsidiaries.

(c) All of the existing offices and branches of MainSource or its subsidiaries have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect.

5.11 Absence of Changes. Since June 30, 2005, there has not been any material change in the financial condition, the results of operations or the business of MainSource or its subsidiaries.

5.12 Broker's, Finder's or Other Fees. Except for reasonable fees and expenses of MainSource's attorneys, accountants and investment bankers, all of which shall be paid by MainSource prior to the Effective Time, and except as set forth on the Disclosure Schedule, no agent, broker or other person acting on behalf of MainSource or its subsidiaries or under any authority of MainSource or its subsidiaries is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.

ARTICLE VI

COVENANTS OF UCBC

UCBC covenants and agrees with MainSource and covenants and agrees to cause Union Federal to act as follows:

6.01. Shareholder Approval. (a) UCBC will submit this Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of UCBC at the earliest possible reasonable date. Subject to Section 6.06 hereof, the Board of Directors of UCBC shall recommend to UCBC's shareholders that such shareholders approve and adopt this Agreement and the Company Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from UCBC's shareholders.

(b) Subject to Section 6.06 hereof, Union Federal shall submit this Agreement to UCBC, as its sole shareholder, for approval by unanimous written consent without a meeting in accordance with applicable law and the Charter and By-laws of Union Federal at a date reasonably in advance of the Effective Time. The Board of Directors of Union Federal shall recommend approval of this Agreement and the Subsidiary Merger to UCBC, as the sole shareholder of Union Federal, and UCBC as sole shareholder of Union Federal, shall approve this Agreement and the Subsidiary Merger.

6.02. Other Approvals. (a) UCBC and Union Federal shall proceed expeditiously, cooperate fully and use their best efforts to assist MainSource in procuring upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Mergers on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

(b) UCBC and Union Federal will use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents described in the Disclosure Schedule and designated therein as material.

(c) Any materials or information provided by UCBC or Union Federal to MainSource for use by MainSource in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

6.03. Conduct of Business. (a) On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, neither UCBC nor Union Federal will, without the prior written consent of MainSource:

(i) make any changes in its capital stock accounts (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization or reclassification);

(ii) authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to the issued and outstanding common stock as set forth in Section 4.03 hereof;

(iii) distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders, except that (A) Union Federal may pay cash dividends to UCBC in the ordinary course of business for payment of reasonable and necessary business and operating expenses of UCBC and to provide funds for UCBC's dividends to its shareholders in accordance with this Agreement, and (B) UCBC may pay to its shareholders its usual and customary cash dividend of no greater than $.15 per share for any quarterly period, provided that no dividend may be paid for the quarterly period in which the Mergers are scheduled to be consummated or consummated if, during such period, UCBC shareholders will become entitled to receive dividends on their shares of MainSource Common Stock received pursuant to this Agreement;

(iv) redeem any of its outstanding shares of common stock;

(v) merge, combine or consolidate or effect a share exchange with or sell its assets or any of its securities to any other person, corporation or entity or enter into any other similar transaction not in the ordinary course of business;

(vi) purchase any assets or securities or assume any liabilities of a bank holding company, bank, corporation or other entity, except in the ordinary course of business necessary to manage its investment portfolio;

(vii) make any loan or commitment to lend money, issue any letter of credit or accept any deposit, except in the ordinary course of business in accordance with its existing banking practices;

(viii) except as provided in the Disclosure Schedule and for the acquisition or disposition in the ordinary course of business of other real estate owned, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $15,000 individually or $50,000 in the aggregate;

(ix) make any investment subject to any restrictions, whether contractual or statutory, which materially impairs the ability of UCBC or Union Federal to dispose freely of such investment at any time; subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for tax and other liens which arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings, pledges or liens required to be granted in connection with acceptance by UCBC or Union Federal of government deposits and pledges or liens in connection with FHLB borrowings;

(x) promote to a new position or increase the rate of compensation (except for promotions and compensation increases in the ordinary course of business and in accordance with past practices), or enter into any agreement to promote to a new position or increase the rate of compensation, of any director, officer or employee of UCBC or Union Federal, modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers or employees of UCBC or Union Federal;

(xi) except as contemplated by this Agreement, execute, create, institute, modify, amend or terminate any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans; any employment, deferred compensation, consulting, bonus or collective bargaining agreement; any group insurance or health contract or policy; or any other incentive, retirement, welfare or employee welfare benefit plan, agreement or understanding for current or former directors, officers or employees of UCBC or Union Federal; or change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or the terms of any of the foregoing.

(xii) amend, modify or restate UCBC's or Union Federal’s organizational documents from those in effect on the date of this Agreement and as delivered to MainSource hereunder;

(xii) give, dispose of, sell, convey or transfer; assign, hypothecate, pledge or encumber, or grant a security interest in or option to or right to acquire any shares of common stock or substantially all of the assets of UCBC or Union Federal, or enter into any agreement or commitment relative to the foregoing;

(xiv) fail to maintain UCBC's reserve for loan losses at the greater of either $1,020,000 or .45% of total gross loans outstanding unless doing so would be inconsistent with generally accepted accounting principles;

(xv) fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due;

(xvi) issue, or authorize the issuance of, any securities convertible into or exchangeable for any shares of the capital stock of UCBC or Union Federal;

(xvii) except for obligations disclosed within this Agreement or the Disclosure Statement, FHLB advances, trade payables and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in the UCBC Financial Statements or the Subsequent UCBC Financial Statements, borrow any money or incur any indebtedness including, without limitation, through the issuance of debentures, or incur any liability or obligation (whether absolute, accrued, contingent or otherwise), in an aggregate amount exceeding $25,000;

(xiii) open, close, move or, in any material respect, expand, diminish, renovate, alter or change any of its offices or branches;

(xix) pay or commit to pay any management or consulting or other similar type of fees; or

(xx) enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation (other than as contemplated by Section 6.03(a)(vii) hereof and legal, accounting and fees related to the Mergers) requiring payments by UCBC or Union Federal which exceed $25,000, whether individually or in the aggregate, or that is not a trade payable or incurred in the ordinary course of business.

(b) On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, each of UCBC and Union Federal shall: (i) carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; (ii) use commercially reasonable best efforts to preserve its business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and persons having business dealings with it;

(iii) maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted; (iv) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules and regulations applicable to them and to the conduct of its business; (v) maintain a rating of at least two (2) from its latest safety and soundness and compliance examination; (vi) maintain a CRA rating of satisfactory; (vii) timely file all documents and reports required to be filed pursuant to the Securities Exchange Act of 1934, as amended; and (viii) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound which would reasonably be expected to have a Material Adverse Effect on the financial condition, results of operations, business, assets, or capital of UCBC or Union Federal.

6.04. Insurance. UCBC and Union Federal shall maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties and operations, fidelity coverage and directors' and officers' liability insurance in such amounts and with regard to such liabilities and hazards as are currently insured by UCBC or Union Federal as of the date of this Agreement.

6.05. Affiliate Agreements. UCBC shall, within thirty (30) days after the date of this Agreement and promptly thereafter until the Effective Time to reflect any changes, provide MainSource with a list identifying each person who may be deemed to be an affiliate of UCBC for purposes of Rule 145 under the Securities Act of 1933 (the "1933 Act"). On or before the date on which such initial list of affiliates is provided to MainSource, and thereafter as may be required for a person who may be deemed an affiliate of UCBC following such date, UCBC shall obtain from each director, executive officer and other person who may be deemed to be such an affiliate of UCBC to deliver to MainSource on or prior to the Effective Time a written agreement, substantially in the form as attached hereto as Exhibit 6.05.

6.06. Acquisition Proposals. (a) On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, except with the prior written approval of MainSource, neither UCBC nor Union Federal shall permit or authorize its directors, officers, employees, agents or representatives to, directly or indirectly, initiate, solicit or encourage, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to UCBC or Union Federal or to which UCBC or Union Federal may become a party (all such transactions are hereinafter referred to as "Acquisition Transactions").

(b) UCBC shall promptly communicate to MainSource the terms of any proposal or offer which UCBC or Union Federal may receive with respect to an Acquisition Transaction. Notwithstanding anything to the contrary elsewhere in this Agreement, UCBC may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a third party, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, and enter into any such agreement, arrangement or understandings, in each case, only if UCBC's Board of Directors determines in good faith by majority vote, after consultation with its financial advisors and outside legal counsel, that failing to take such action would be a breach of the fiduciary duties of UCBC's Board of Directors in connection with seeking an Acquisition Transaction.

(c) In the event UCBC's Board of Directors, after consultation with its financial advisors and outside legal counsel, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement and the Company Merger to UCBC's shareholders for their approval, then in submitting this Agreement to the shareholders at the meeting of shareholders, UCBC may submit this Agreement without recommendation of approval, in which case the Board of Directors may communicate the basis for its lack of a recommendation of approval to the shareholders in the proxy statement or an appropriate amendment or supplement thereto to the extent required by law.

(d) This Section 6.06 shall not authorize UCBC or Union Federal, or any of their directors, officers, employees, agents or representatives, to initiate any discussions or negotiations with respect to an Acquisition Transaction with a third party.

6.07. Press Releases. Neither UCBC nor Union Federal nor MainSource will issue any press or news releases or make any other public announcements or disclosures relating to the Mergers without providing a final copy of such press or news release to the other party and providing such party with a reasonable opportunity to comment on such press or news release.

6.08. Material Changes to Disclosure Schedules. UCBC and Union Federal shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of UCBC or Union Federal contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the Disclosure Schedule unless MainSource shall have first consented in writing with respect thereto.

6.09. Access; Information. (a) MainSource and UCBC, and their representatives and agents, shall, at all times during normal business hours prior to the Effective Time, have full and continuing access to the properties, facilities, operations, books and records of the other party. MainSource and UCBC, and their representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of the other party and their subsidiaries and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal business operations of UCBC, Union Federal or MainSource. Upon request, UCBC and MainSource will furnish the other party or its representatives or agents, their attorneys' responses to external auditors requests for information, management letters received from their external auditors and such financial, loan and operating data and other information reasonably requested by MainSource or UCBC which has been or is developed by the other party, its auditors, accountants or attorneys (provided with respect to attorneys, such disclosure would not result in the waiver by the other party of any claim of attorney-client privilege), and will permit MainSource or UCBC or their representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for UCBC or MainSource, as applicable, and such auditors and accountants will be directed to furnish copies of any reports or financial information as developed to MainSource or UCBC or its representatives or agents, as applicable. No investigation by MainSource or UCBC shall affect the representations and warranties made by UCBC, Union Federal or MainSource herein. Any confidential information or trade secrets received by MainSource, UCBC or their representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by MainSource or UCBC, as applicable, or at MainSource’s or UCBC's request, returned to MainSource or UCBC, as applicable, in the event this Agreement is terminated as provided in Article IX hereof. This Section 6.09 will not require the disclosure of any information to MainSource or UCBC which would be prohibited by law. The ability of MainSource or UCBC to consult with any tax advisor (including a tax advisor independent from all other entities involved in the transactions contemplated hereby) shall not be limited by this Agreement in any way, provided that any such tax advisor is otherwise subject to and is bound by this Section 6.09. Notwithstanding anything herein to the contrary (other than the preceding sentence), except as reasonably necessary to comply with applicable securities laws, MainSource and UCBC (and each employee, representative or agent of MainSource and UCBC) may disclose to any and all persons, without limitation of any kind, the tax treatment (as defined in Treas. Reg. § 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to MainSource or UCBC relating to such tax structure, provided that, in the case of any materials that contain information other than the tax treatment or tax structure of the transactions contemplated hereby (including, but not limited to, any information relating to the pricing or any cost of the transactions contemplated hereby or the identity of any party to the transactions contemplated hereby), this sentence shall apply to such materials only to the extent that such materials contain the tax treatment or tax structure of the transactions contemplated hereby and MainSource and UCBC shall take all action necessary to prevent the disclosure of such other information as otherwise provided herein. The immediately preceding sentence shall not be effective until the earliest of (a) the date of the public announcement of discussions relating to any of the transactions contemplated hereby, (b) the date of the public announcement of any of the transactions contemplated hereby or (c) the date of the execution of an agreement, with or without conditions, to enter into any of the transactions contemplated hereby.

(b) Beginning on the date of this Agreement, James L. Saner, President of MainSource, or his designees, shall be entitled to receive notice of and to attend all regular and special meetings of the board of directors and all committees of UCBC and Union Federal, including, without limitation, the loan committee, investment committee, the executive committee, the personnel committee, and any other committee of UCBC and Union Federal, except that any such person shall be excluded from the portion of any meeting where this Agreement or the transactions contemplated by this Agreement are being discussed.

6.10. Financial Statements. As soon as reasonably available after the date of this Agreement, UCBC will deliver to MainSource any additional audited consolidated financial statements which have been prepared on its behalf or at its direction, the monthly consolidated unaudited balance sheets and profit and loss statements of UCBC prepared for its internal use, Union Federal’s TFRs for each quarterly period completed prior to the Effective Time, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by law (collectively, "Subsequent UCBC Financial Statements"). The Subsequent UCBC Financial Statements will be prepared on a basis consistent with past accounting practices and generally accepted accounting principles applied on a consistent basis to the extent applicable and shall present fairly the financial condition and results of operations as of the dates and for the periods presented. The Subsequent UCBC Financial Statements, including the notes thereto, will not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any material respect. As soon as internally available after the date of this Agreement, MainSource will deliver to UCBC any additional audited consolidated financial statements which have been prepared on its behalf or at its direction and the quarterly consolidated unaudited balance sheets and profit and loss statements of MainSource (collectively, "Subsequent MainSource Financial Statements"). The Subsequent MainSource Financial Statements will be prepared on a basis consistent with past accounting practices and generally accepted accounting principles applied on a consistent basis to the extent applicable and shall present fairly the financial condition and results of operations as of the dates and for the periods presented. The Subsequent MainSource Financial Statements, including the notes thereto, will not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any material respect.

6.11. Environmental. If requested by MainSource, UCBC and Union Federal will cooperate with an environmental consulting firm designated by MainSource in connection with the conduct, at MainSource's expense, by such firm of a phase one environmental investigation on all real property owned or leased by UCBC or Union Federal as of the date of this Agreement, and any real property acquired or leased by UCBC or Union Federal after the date of this Agreement. In the event MainSource requests a phase two environmental investigation on any real property owned or leased by UCBC or Union Federal as of the date of this Agreement or acquired or leased by UCBC or Union Federal after the date of this Agreement, UCBC and Union Federal will cooperate with the environmental firm designated by MainSource in connection with the conduct by such firm of a phase two environmental investigation.

In the event that the cost of taking all remedial or other corrective actions and measures (i) required by applicable law, or (ii) recommended or suggested by such report or reports or (iii) reasonably considered by MainSource to be prudent in light of serious life, health or safety concerns, exceed the sum of $150,000, in the aggregate, as reasonably estimated by such environmental firm, or if the cost of such actions and measures cannot be so reasonably estimated by such environmental firm to be such amount or less with any reasonable degree of certainty, then MainSource shall have the right pursuant to Section 9.01(b) hereof, for a period of 15 business days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated, to terminate this Agreement, which shall be MainSource’s sole remedy in such event. MainSource agrees to pay the costs of any phase two investigation prepared or conducted at MainSource’s request pursuant to this Section 6.11 which does not recommend or suggest as being appropriate the taking of any remedial or corrective actions. UCBC agrees to pay the costs of any phase two investigation prepared or conducted at MainSource’s request pursuant to this section which recommends or suggests as being appropriate the taking of any remedial or corrective action.

6.12. Governmental Reports. Promptly upon its becoming available, UCBC shall furnish to MainSource one (1) copy of each financial statement, report, notice, or proxy statement sent by UCBC or Union Federal to any Governmental Authority or to UCBC’s shareholders generally and of each regular or periodic report, registration statement or prospectus filed by UCBC with the SEC or any successor agency, and of any order issued by any Governmental Authority in any proceeding to which UCBC or Union Federal is a party. Promptly upon its becoming publicly available, MainSource shall furnish to UCBC one (1) copy of each financial statement, report, notice, or proxy statement sent by MainSource to any Governmental Authority or to MainSource’s shareholders generally and of each regular or periodic report, registration statement or prospectus filed by MainSource with the SEC or any successor agency, and of any order issued by any Governmental Authority in any proceeding to which MainSource is a party. For purposes of this provision, "Governmental Authority" shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental entity having or asserting jurisdiction over the applicable party or its business, operations or properties.

6.13. Adverse Actions. Neither UCBC nor Union Federal shall knowingly take any action that is intended or is reasonably likely to result in (w) any of their representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (x) any of the conditions to the Mergers set forth in Article VIII not being satisfied, (y) a material violation of any provision of this Agreement or (z) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.

6.14. ESOP. UCBC shall take any such actions as are necessary to ensure that (i) all UCBC employees who are participants in the UCBC ESOP have the opportunity to complete an Election Form and to vote with respect to the Company Merger, (ii) the ESOP trustee has the authority necessary to sell or exchange the UCBC stock held by the ESOP and to otherwise participate in the transactions contemplated by this Agreement, and (iii) no violation of ERISA or the Code occurs in the termination of the ESOP, the ESOP’s sale or exchange of the UCBC stock held by the ESOP, or the transactions contemplated by this Agreement, that cannot be cured to the satisfaction of the Service. Additionally, UCBC shall take any such actions as are necessary to ensure that, as of the Effective Time or as soon as practicable thereafter, subject to receipt of a favorable ruling of the Service with respect to the termination of the ESOP and conditioned upon consummation of the Mergers, the UCBC ESOP shall be terminated, all shares of UCBC Common Stock held by the UCBC ESOP shall be converted into rights to receive the

Merger Consideration in respect thereof, to the extent consistent with Section 8.7(j) of the ESOP, all outstanding indebtedness of the UCBC ESOP shall be repaid using: (i) unallocated UCBC shares held by the UCBC ESOP or the Cash Consideration received for such unallocated shares, to the extent allowed by applicable law, (ii) all amounts held in the suspense account, and (iii) finally with such other payments as determined appropriate by UCBC and MainSource, any assets remaining in the suspense fund under the UCBC ESOP after payment of all outstanding indebtedness and other liabilities of the ESOP shall be allocated to the contribution accounts of the UCBC employees who are participants in the ESOP, and the net assets of the UCBC ESOP shall be distributed to such participants under the UCBC ESOP, subject to the receipt of a favorable determination letter from the Service and except as otherwise required by applicable law. UCBC shall file the notifications or applications with the Service necessary to comply with the provisions of this Section 6.14, subject to MainSource’s prior review and approval of such notifications and applications. If for any reason the Service will not permit the UCBC ESOP to be terminated or distributions to be made to employees of UCBC as provided above unless the UCBC ESOP is amended, UCBC may make such required amendments; provided, however, that (i) no such amendment shall require or have the effect of requiring MainSource to make any contributions to the UCBC ESOP after the Effective Time; (ii) no such amendments shall require or have the effect of requiring UCBC to make any contributions to the UCBC ESOP at or prior to the Effective Time in addition to any contributions that otherwise would be required; (iii) any such amendment shall be conditioned upon its not having an adverse effect upon the qualified status of the UCBC ESOP under Section 401(a) of the Code, and (iv) no such amendment shall require or have the effect of requiring the continuation of the UCBC ESOP after the Effective Time except to the extent and for so long as the UCBC ESOP may be so continued without having an adverse effect on the qualified status under Section 401(a) of the Code of any other employee pension benefit plan of MainSource that is intended to be so qualified. UCBC shall make no contributions to the UCBC ESOP between the date hereof and the Effective Time other than such as may be required to maintain the tax-qualified status of the UCBC ESOP or to enable the UCBC ESOP to make required payments on the loans currently outstanding to it.

With respect to UCBC stock allocated to the accounts of each ESOP participant, said participants shall be entitled to vote on the approval and adoption of this Agreement and shall be entitled to select the Merger Consideration, similar to any other shareholder of UCBC. Unallocated UCBC stock held by the ESOP shall be voted by the ESOP Trustee as provided in the ESOP; however, only Cash Consideration shall be paid for the unallocated UCBC stock held by the ESOP.

Before the adoption of any amendment of the ESOP, UCBC shall first submit the amendment to MainSource for its review and approval. Throughout the ESOP termination process, UCBC shall keep MainSource timely informed of the planning for and occurrence of the transactions involved in the termination. Subsequent to the Effective Time, Merger Corp shall be the successor of UCBC with respect to the ESOP and Merger Corp shall hold all authority necessary to terminate the ESOP as otherwise provided herein.

6.15. UCBC Stock Option Plan. Within forty-five (45) days of the date of this Agreement, UCBC shall use its best efforts to obtain written consents from each holder to whom a UCBC Stock Option is outstanding consenting to the disposition of such option in accordance with the provisions of Section 3.01 above, and agreeing not to exercise such option on or before the Effective Date unless (A) this Agreement is terminated and the Company Merger is abandoned pursuant to Article IX or (B) such exercise is made not more than one week before the date on which the option otherwise would cease to be exercisable; provided, however, that UCBC shall obtain such consents from the members of the Board of Directors of UCBC who hold such UCBC Stock Options.

6.16. Recognition and Retention Plan. Shares of UCBC Common Stock held in the Union Federal Recognition and Retention Plan (the “RRP”) which vest at the Effective Time shall be converted into the Merger Consideration to the extent provided in Article III and pursuant to Election Forms properly completed by or on behalf of the recipients of awards of such shares.

6.17. Defined Contribution Plan. On and after the date of this Agreement, and until the plan is merged or disposed of in a legal manner, or participation in the plan is otherwise discontinued, and at a time to be determined by MainSource or until this Agreement shall be terminated as herein provided:

(i) UCBC shall continue to participate in the Financial Institutions Thrift Plan (the “UCBC 401(k) Plan” or “401(k) Plan”) in accordance with its terms and conditions, as set forth in its plan and trust document as of the date of this Agreement, and in accordance with applicable law;

(ii) UCBC or Union Federal shall continue to fund all employee and employer contributions to the 401(k) Plan which are required during this time period. However, UCBC and Union Federal may only make discretionary employer contributions after receipt of written approval from MainSource, which approval shall not be unreasonably withheld if the amount of any discretionary employer contributions are not in excess of the discretionary employer contributions made by UCBC or Union Federal to the 401(k) Plan during the last Plan Year; and

(iii) neither UCBC nor Union Federal shall amend, or cause an amendment of, the 401(k) Plan without the prior written consent of MainSource, except for any amendment which is necessary to maintain the qualification of the 401(k) Plan and its related employee benefit trust for favorable income tax treatment under Sections 401(a) and 501(a) of the Code, respectively, or as otherwise required by law, regulations, the Service or the Department of Labor.

(iv) UCBC and Union Federal shall not terminate or agree to the termination of the appointment of any fiduciary as defined in ERISA with respect to the 401(k) Plan without the prior written consent of MainSource, which consent shall not be unreasonably withheld, except for any termination attributable to a breach by such fiduciary of any fiduciary duty imposed on the fiduciary under ERISA; and

(v) neither UCBC nor Union Federal shall terminate, agree to the termination of, or cause the termination of any agreement with any service provider providing services to the 401(k) Plan as of the date of this Agreement without the prior written consent of MainSource, which consent shall not be unreasonably withheld, except for any termination attributable to a breach by such service provider of its service agreement.

6.18. Defined Benefit Plan. Prior to the Effective Time, the Board of Directors of UCBC shall take the following actions with respect to UCBC’s participation in the Financial Institutions Retirement Fund (“Benefit Plan”): (a) amend UCBC’s participation in the Benefit Plan to (i) discontinue any further accrual of benefit under the Benefit Plan by a UCBC director or employee participating in the Benefit Plan (“UCBC Participant”) as of the date of execution of this Agreement and (ii) terminate and otherwise discontinue UCBC’s participation in the Benefit Plan on or before the Effective Time; (b) deposit funds sufficient to pay from the Benefit Plan to each UCBC Participant the present value of his accrued benefit; (c) calculate the present value of each UCBC Participant’s accrued benefit based on the mortality tables contained in the Benefit Plan and using the highest applicable interest rate provided by the Benefit Plan and as permitted by applicable law and the Pension Benefit Guaranty Corporation; and (d) pay from the Benefit Plan the amount referred to in (c) to each UCBC Participant, in a single sum in cash or, if elected by the payee, a paid up annuity contract, on or before the Effective Time. UCBC shall take any actions necessary to effectuate the foregoing, including filing appropriate applications with the Service necessary to comply with the provisions of this Section 6.18, but otherwise subject to MainSource’s prior review and approval of such actions and applications. In addition, prior to the adoption of any amendment to the Benefit Plan, MainSource shall be allowed to first review and approve such amendment, and MainSource shall be promptly copied on any correspondence between the Benefit Plan and UCBC or UCBC’s counsel. Subsequent to the Effective Time, Merger Corp shall be the successor of UCBC with respect to the Benefit Plan and Merger Corp shall hold all authority necessary to comply with the provisions of this Section 6.18.

6.19. Employment Agreements.

(a) Prior to the Effective Time, Joseph E. Timmons will continue to be paid the compensation provided for in his employment agreement with Union Federal dated as of December 29, 1997, and will continue participating in the employee benefit, retirement, and compensation plans and other perquisites provided for in such Agreement. Any benefits payable under insurance, health, retirement and bonus plans through the Effective Date will be paid when due under those plans. At the Effective Time, Mr. Timmons’ employment agreement with Union Federal shall terminate, and Union Federal shall pay to Mr. Timmons, in consideration of such termination, a cash sum equal to the amount payable to Mr. Timmons under Section 8(B)(1) of the Agreement, subject to any reduction required by Section 15 of the Agreement. Union Federal will use its best efforts to obtain from Mr. Timmons within thirty (30) days after the date as of which this Agreement is dated, a binding written commitment, in the event the Company Merger is consummated, to accept the amounts payable under this Section 6.19(a) in lieu of any amounts that otherwise would be payable, and benefits to which he would be entitled, under his employment agreement.

(b) Prior to the Effective Time, Alan L. Grimble will continue to be paid the compensation provided for in his employment agreement with Union Federal dated as of July 1, 2001, and will continue participating in the employee benefit, retirement, and compensation plans and other perquisites provided for in such Agreement. Any benefits payable under insurance, health, retirement and bonus plans through the Effective Date will be paid when due under those plans. At the Effective Time, Mr. Grimble’s employment agreement with Union Federal shall terminate, and Union Federal shall pay to Mr. Grimble, in consideration of such termination, a cash sum equal to the amount payable to Mr. Grimble under Section 8(B)(1) of the Agreement, subject to any reduction required by Section 15 of the Agreement. Union Federal will use its best efforts to obtain from Mr. Grimble within thirty (30) days after the date as of which this Agreement is dated, a binding written commitment, in the event the Company Merger is consummated, to accept the amounts payable under this Section 6.19(b) in lieu of any amounts that otherwise would be payable, and benefits to which he would be entitled, under his employment agreement.

(c) Prior to the Effective Time, J. Lee Walden will continue to be paid the compensation provided for in his employment agreement with Union Federal dated as of August 2, 2002, and will continue participating in the employee benefit, retirement, and compensation plans and other perquisites provided for in such Agreement. Any benefits payable under insurance, health, retirement and bonus plans through the Effective Date will be paid when due under those plans. At the Effective Time, Mr. Walden’s employment agreement with Union Federal shall terminate, and Union Federal shall pay to Mr. Walden, in consideration of such termination, a cash sum equal to the amount payable to Mr. Walden under Section 8(B)(1) of the Agreement, subject to any reduction required by Section 15 of the Agreement. Union Federal will use its best efforts to obtain from Mr. Walden within thirty (30) days after the date as of which this Agreement is dated, a binding written commitment, in the event the Company Merger is consummated, to accept the amounts payable under this Section 6.19(c) in lieu of any amounts that otherwise would be payable, and benefits to which he would be entitled, under his employment agreement.

6.20 Short-Swing Trading Exception. UCBC’s board of directors shall adopt such resolutions as are necessary to cause any shares of UCBC Common Stock or UCBC Stock Options owned by executive officers and directors of UCBC and canceled in the Company Merger to qualify for the exemptions provided in Rule 16b-3(d) under the Securities Exchange Act of 1934, as amended.

ARTICLE VII

COVENANTS OF MAINSOURCE

MainSource covenants and agrees with UCBC and Union Federal as follows:

7.01. Approvals. MainSource shall have primary responsibility for the preparation, filing and costs of all bank holding company and bank regulatory applications required for consummation of the Mergers, and shall file such applications as promptly as practicable and in the most expeditious manner practicable, and in any event, within thirty (30) days after the execution of this Agreement. MainSource shall provide to UCBC's counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. MainSource shall proceed expeditiously, cooperate fully and use its best efforts to procure, upon terms and conditions reasonably acceptable to MainSource, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Mergers on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

7.02. SEC Registration. (a) MainSource shall file with the SEC as promptly as practicable and in the most expeditious manner practicable, and in any event, within forty-five (45) days after the execution of this Agreement, a Registration Statement on an appropriate form under the 1933 Act covering the shares of MainSource Common Stock to be issued pursuant to this Agreement and shall use its best efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such Registration Statement and any amendments and supplements thereto are referred to in this Agreement as the "Registration Statement". The Registration Statement shall include a proxy statement-prospectus reasonably acceptable to MainSource and UCBC, prepared for use in connection with the meeting of shareholders of UCBC referred to in Section 6.01 hereof, all in accordance with the rules and regulations of the SEC. MainSource shall, as soon as practicable after filing the Registration Statement, make all filings required to obtain all blue sky exemptions, authorizations, consents or approvals required for the issuance of MainSource common stock.

7.03. Employee Benefit Plans.

(a) Following the Effective Time, at a time to be determined by MainSource in its sole discretion, MainSource will make available to the officers and employees of UCBC and Union Federal who continue as employees of Merger Corp or any subsidiary of MainSource after the Effective Time, subject to Section 7.03(c) hereof, substantially the same employee benefits on substantially the same terms and conditions as MainSource offers to similarly situated officers and employees. UCBC’s and Union Federal’s employees will receive full credit for prior service with UCBC or Union Federal or their predecessors, for purposes of eligibility, vesting and period of service requirements under these employee benefit plans of MainSource and its subsidiaries. Those employees of UCBC or Union Federal who become employees of MainSource or its subsidiaries at the Effective Time (“Former UCBC Employees”) shall become eligible to participate in MainSource’s employee benefit plans as soon as reasonably practicable after the Effective Time, and shall not be subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of MainSource or its subsidiaries in which they are eligible to participate at the Effective Time.

(b) As soon as reasonably practicable following the Effective Time, subject to applicable law and the requirements of the MainSource Financial Group, Inc. 401(k) Plan (“MainSource 401(k) Plan”), MainSource shall succeed UCBC as the participating employer in the UCBC 401(k) Plan, thereafter discontinue participation in the UCBC 401(k) Plan, as otherwise provided in the UCBC 401(k) Plan document, and amend as necessary the MainSource 401(k) Plan so that, (i) from and after the Effective Time, employees of UCBC who become employees of the Surviving Corporation will accrue benefits pursuant to the MainSource 401(k) Plan, and (ii) from and after the merger of those plans, former UCBC employees participating in the MainSource 401(k) Plan shall receive credit for eligibility and vesting purposes, for the service of such employees with UCBC and Union Federal or their predecessors prior to the Effective Time as if such service were with MainSource or its subsidiaries; provided, however, that the benefit of any such former UCBC employee in respect of service prior to the Effective Time shall be determined under the contribution formulae under the UCBC 401(k) Plan as in effect from time to time prior to the Effective Time and the benefit of any such former UCBC employee in respect of service from and after the Effective Time shall be determined under the contribution formulae under the MainSource 401(k) Plan as in effect from time to time from and after the Effective Time.

(c) Neither the terms of this Section 7.03 nor the provision of any employee benefits by MainSource or any of its subsidiaries to employees of UCBC or Union Federal shall:

(i) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of UCBC or Union Federal; or

(ii) prohibit or restrict MainSource, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time, provided such change, amendment or termination does not affect the qualified status of such employee benefits or violate applicable law or regulations.

7.04. Adverse Actions. MainSource shall not knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.

7.05. Severance. With the exception of Joseph E. Timmons, Alan L. Grimble and J. Lee Walden, those employees of UCBC or its subsidiaries as of the Effective Time whom MainSource or its subsidiaries elect not to employ after the Effective Time or who are terminated other than for cause within one year after the Effective Date or voluntarily resign within one year after the Effective Date after being notified that, as a condition of employment, they must work at a location more than 30 miles from their former location of employment or that their salary will be materially decreased, shall be entitled to severance benefits equal to those described in Exhibit 7.05 hereto (to the extent not inconsistent with the foregoing). Nothing in this Section 7.05 shall be deemed to limit or modify MainSource’s at will employment policy.

7.06. D &O Insurance/Indemnification.

(a) For a period of three (3) years from the Effective Time, MainSource shall use its reasonable best efforts to obtain an endorsement to its director’s and officer’s liability insurance policy to cover the present and former officers and directors of UCBC and Union Federal (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by UCBC; provided, however, that if

MainSource is unable to obtain such endorsement, then UCBC may purchase tail coverage under its existing director and officer liability insurance policy for such claims; provide, further that in no event shall MainSource be required to expend in the aggregate during such three-year period more than three (3) times the current annual amount spent by UCBC (the “Insurance Amount”) to maintain or procure its current directors’ and officers’ insurance coverage; provided, further, that if MainSource is unable to maintain or obtain the insurance called for by this Section 7.06, MainSource shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of UCBC or Union Federal may be required to make application and provide customary representations and warranties to MainSource’s insurance carrier for the purpose of obtaining such insurance.

(b) For six (6) years after the Effective Time, MainSource shall indemnify, defend and hold harmless the present and former officers and directors of UCBC and Union Federal against all losses, expenses (including attorneys’ fees), claims, damages or liabilities arising out of actions or omission occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent then permitted under the IBCL and by MainSource’s Articles of Incorporation as in effect on the date hereto, including provisions relating to advances of expenses incurred in the defense of any action or suit.

(c) If MainSource shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of MainSource shall assume the obligations set forth in this Section 7.06.

7.07 Short-Swing Trading Exemption. Prior to the Effective Date, the board of directors of MainSource shall adopt such resolutions as necessary to cause any shares of MainSource Common Stock to be received by executive officers and directors of UCBC as part of the Merger Consideration to qualify for the exemptions provided in Rule 16b-3(d) under the Securities Exchange Act of 1934, as amended.

7.08 Formation of MergerCorp and Execution of Agreement and Plan of Merger. MainSource agrees to file the necessary regulatory applications to organize MergerCorp promptly after the execution of this Agreement. MainSource shall cause MergerCorp to execute the Agreement for Subsidiary Merger attached as Exhibit 2.01(e)(ii) as soon as practicable after it has been organized.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE MERGERS

8.01. MainSource. The obligation of MainSource to consummate the Mergers is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by MainSource:

(a) Representations and Warranties at Effective Time. Each of the representations and warranties of UCBC and Union Federal contained in this Agreement shall be true, accurate and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of UCBC or Union Federal shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of UCBC or Union Federal, has had or would result in a Material Adverse Effect on UCBC.

(b) Covenants. Each of the covenants and agreements of UCBC and Union Federal shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

(c) Deliveries at Closing. MainSource shall have received from UCBC at the Closing the items and documents, in form and content reasonably satisfactory to MainSource, set forth in Section 11.02(b) hereof.

(d) Registration Statement Effective. MainSource shall have registered its shares of MainSource Common Stock to be issued to shareholders of UCBC in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by MainSource. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

(e) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of MainSource reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on MainSource or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that MainSource would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(f) Shareholder Approval. The shareholders of UCBC shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation.

(g) Officers' Certificate. UCBC shall have delivered to MainSource a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that: (i) to the effect set out in Section 8.01(a), the representations and warranties of UCBC and Union Federal contained in Article IV are true, accurate and correct in all material respects on and as of the Effective Time; (ii) all the covenants of UCBC and Union Federal have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and

(iii) UCBC and Union Federal have satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(h) Fairness Opinion. UCBC's investment banker shall have issued (as of a date not later than the mailing date of the proxy statement-prospectus relating to the Merger to be mailed to the shareholders of UCBC) its fairness opinion stating that the Merger Consideration relating to the Company Merger is fair to the shareholders of UCBC from a financial point of view.

(i) Employment Agreements. Alan Grimble shall have entered into an employment agreement with the Surviving Corporation, effective as of the Effective Time, in substantially the form attached hereto as Exhibit 8.01(i)(1). J. Lee Walden shall have entered into an employment agreement with the Surviving Corporation, effective as of the Effective Time, in substantially the form attached hereto as Exhibit 8.01(i)(2).

(j) Financing. MainSource shall have obtained financing sufficient to pay the cash portion of the Total Purchase Price on such terms as are acceptable to MainSource and enable MainSource to satisfy the capital adequacy guidelines and requirements of the Federal Reserve and any other applicable federal or state regulator or agency as those guidelines are applied to MainSource.

(k) Tax Opinion of MainSource’s Counsel. MainSource shall have received an opinion of Bose McKinney & Evans LLP, counsel to MainSource, dated the Effective Date, to the effect that the Company Merger constitutes a “reorganization” within the meaning of Section 368 of the Code.

(l) Opinion of UCBC’s Counsel. MainSource shall have received an opinion of Barnes & Thornburg LLP, counsel to UCBC, dated the Effective Time, in substantially the form of the opinion attached hereto as Exhibit 8.01(l).

(m) MainSource Average Stock Price. The MainSource Average Stock Price is no lower than $14.00 and no higher than $24.00.

(n) 280G Opinion. MainSource shall have received a letter of tax advice, in a form satisfactory to MainSource, from UCBC’s outside, independent certified public accountants to the effect that any amounts that are paid by UCBC or Union Federal before the Effective Time, or required under UCBC’s Plans or this Agreement to be paid at or after the Effective Time, to persons who are disqualified individuals in respect of UCBC, Union Federal or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code. Among the nonexclusive list of payments to be considered are those payments referred to under Sections 3.01(b), 6.14, 6.15, 6.16, 6.18, 6.19, 7.03(b), 7.05, and 8.01(i) of the Agreement, as well as any other payments made under the UCBC Plans because of the transactions contemplated herein. For purposes of this letter, the basic compensation payable to Messrs. Grimble and Walden under the employment agreements referred to in Section 8.01(i) may be deemed to be reasonable compensation for services rendered by those individuals after the Effective Time; however, such payments shall still be considered for purposes of the excess parachute payment determination defined in Section 280G of the Code.

8.02. UCBC. The obligation of UCBC to consummate the Mergers is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by UCBC:

(a) Representations and Warranties at Effective Time. Each of the representations and warranties of MainSource contained in this Agreement shall be true, accurate and correct in all material respects on and as of the Effective Time as though the representations and warranties had been made or given at and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of MainSource shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of MainSource, has had or would result in a Material Adverse Effect on MainSource.

(b) Covenants. Each of the covenants and agreements of MainSource shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

(c) Deliveries at Closing. UCBC shall have received from MainSource at the Closing the items and documents, in form and content reasonably satisfactory to UCBC, listed in Section 11.02(a) hereof.

(d) Registration Statement Effective. MainSource shall have registered its shares of MainSource Common Stock to be issued to shareholders of UCBC in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and Blue Sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by MainSource. The Registration Statement with respect thereto shall have been declared effective by the MainSource and no stop order shall have been issued or threatened.

(e) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of UCBC reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that UCBC would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(f) Shareholder Approval. The shareholders of UCBC shall have approved and adopted this Agreement as required by applicable law and UCBC's Articles of Incorporation.

(g) Officers' Certificate. MainSource shall have delivered to UCBC a certificate signed by its Chairman or President and its Secretary, dated as of the Effective Time, certifying that: (i) to the effect set out in Section 8.02(a) that the representations and warranties of MainSource contained in Article V are true, accurate and correct in all material respects on and as of the Effective Time; (ii) all the covenants of MainSource have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) MainSource has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(h) Fairness Opinion. UCBC's investment banker shall have issued (as of a date not later than the mailing date of the proxy statement-prospectus relating to the Company Merger to be mailed to the shareholders of UCBC) its fairness opinion stating that the Merger Consideration relating to the Merger is fair to the shareholders of UCBC from a financial point of view.

(i) Tax Opinion of MainSource’s Counsel. UCBC shall have received an opinion of Bose McKinney & Evans LLP, counsel to MainSource, to the effect that (1) the Company Merger constitutes a “reorganization” within the meaning of Section 368 of the Code and (2) no gain or loss will be recognized by shareholders of UCBC to the extent they receive shares of MainSource Common Stock as part of the Merger Consideration.

(j) Listing. The shares of MainSource Common Stock to be issued in the Company Merger shall have been approved for listing on the National Market System of NASDAQ, subject to official notice of issuance.

(k) Payments Required by Section 6.19. The payments to Messrs. Grimble, Timmons and Walden required by Section 6.19 shall have been made.

(l) Opinion of MainSource’s Counsel. UCBC shall have received an opinion of Bose McKinney & Evans LLP, counsel to MainSource, dated the Effective Time, in substantially the form of the opinion attached hereto as Exhibit 8.02(l).

(m) MainSource Average Stock Price. The MainSource Average Stock Price is no lower than $14.00 and no higher than $24.00.

ARTICLE IX

TERMINATION OF MERGERS

9.01. Manner of Termination. This Agreement and the Mergers may be terminated at any time prior to the Effective Time by written notice delivered by MainSource to UCBC, or by UCBC to MainSource, as follows:

(a) By MainSource or UCBC, if:

(i) the Mergers contemplated by this Agreement have not been consummated by June 30, 2006; provided, however, that a party hereto in willful breach of or willful default hereunder shall have no right to terminate this Agreement pursuant to this Section 9.01(a)(i); or

(ii) the Agreement and the Company Merger are not approved by the requisite vote of the shareholders of UCBC at the Special Meeting of Shareholders of UCBC; or

(iii) the respective Boards of Directors of MainSource and UCBC mutually agree to terminate this Agreement.

(b) By MainSource if:

(i) at any time prior to the Effective Time, MainSource's Board of Directors so determines, in the event of either:

(A)
a breach by UCBC of any representation or warranty contained herein that would be reasonably likely, individually or in the aggregate with other breaches to result in a Material Adverse Effect, unless the breach is cured within thirty (30) days from the giving of written notice to UCBC of such breach and the same does not result in a Material Adverse Effect; or

(B)
a breach by UCBC of any of the covenants or agreements contained herein that would be reasonably likely, individually or in the aggregate with other breaches to result in a Material Adverse Effect, unless the breach is cured within thirty (30) days from the giving of written notice to UCBC of such breach and the same does not result in a Material Adverse Effect; or

(ii) it shall reasonably determine that the Mergers contemplated by this Agreement have become impracticable by reason of commencement or threat of any material claim, litigation or proceeding against MainSource, UCBC, Union Federal, or any subsidiary of MainSource, or any director or officer of any of such entities relating to this Agreement or the Mergers; or

(iii) there has been a Material Adverse Effect in the business, assets, capitalization, financial condition or results of operations of UCBC or Union Federal as of the Effective Time, as compared to that in existence as of the date of this Agreement; or

(iv) UCBC's Board of Directors submits, or intends to submit, this Agreement to the shareholders without recommending the approval of this Agreement or fails to solicit proxies for approval of this Agreement; or

(v) UCBC fulfills the requirements of Section 6.01 hereof but the shareholders of UCBC do not approve and adopt the Company Merger and this Agreement; or

(vi) in the event that UCBC fails to maintain a composite rating of at least two (2) from its latest safety and soundness and compliance examination, or fails to maintain a CRA rating of satisfactory or better; or

(vii) MainSource elects to exercise its right of termination pursuant to Section 6.11 hereof;

(c) By UCBC, if:

(i) at any time prior to the Effective Time, UCBC's Board of Directors so determines, in the event of either:

(A)
a breach by MainSource of any representation or warranty contained herein that would be reasonably likely, individually or in the aggregate with other breaches to result in a Material Adverse Effect, unless the breach is cured within thirty (30) days from the giving of written notice to UCBC of such breach and the cure does not result in a Material Adverse Effect; or

(B)
a breach by MainSource of any of the covenants or agreements contained herein that would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect on MainSource, unless the breach is cured within thirty (30) days after the giving of written notice to MainSource of such breach and any such cure would not result in a Material Adverse Effect; or

(ii) there has been a change constituting a Material Adverse Effect in the financial condition, results of operations, business, assets or capitalization of MainSource on a consolidated basis as of the Effective Time, as compared to that in existence on June 30, 2005; or

(iii) it shall reasonably determine that the Mergers contemplated by this Agreement have become impracticable by reason of commencement or threat of any material claim, litigation or proceeding against MainSource, UCBC or Union Federal or any subsidiary of MainSource or any director or officer of any such entities (A) relating to this Agreement or the Mergers or (B) which is likely to have a Material Adverse Effect on MainSource; or

(iv) UCBC fulfills the requirements of Section 6.01 hereof but the shareholders of UCBC do not approve and adopt the Company Merger and this Agreement.

9.02. Effect of Termination. Upon termination by written notice, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on future activities on the part of MainSource or UCBC and their respective directors, officers, employees, agents and shareholders, except as provided in compliance with: (i) the confidentiality provisions of this Agreement set forth in Section 6.09 hereof; and (ii) the payment of expenses set forth in Section 12.11 hereof, provided, however, that termination will not in any way release a breaching party from liability for any willful breach of this Agreement giving rise to such termination; and (iii) the payment of the Termination Fee as provided by Section 9.03 hereof. The obligation to pay the Termination Fee in accordance with Section 9.03 hereof will survive any termination of this Agreement.

9.03 Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by MainSource and UCBC while structuring and pursuing the Mergers, the parties agree that a termination fee of $1,000,000 plus out-of-pocket expenses up to an amount of $200,000 (collectively, the “Termination Fee”) shall be paid by the applicable party if this Agreement is terminated:

(i) by MainSource pursuant to Section 9.01 (b)(i) or (iv) above and MainSource is not in breach of this Agreement, in which case UCBC shall pay the Termination Fee to MainSource.

(ii) by UCBC pursuant to Section 9.01 (c)(i) above and UCBC is not in breach of this Agreement, in which case MainSource shall pay the Termination Fee to UCBC.

Each party acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, each party would not have entered into this Agreement; accordingly, if a party fails promptly to pay the amount due pursuant to this Section 9.03, and, in order to obtain such payment, the other party commences an action which results in a judgment against the other party for the Termination Fee, the payor party shall pay to the payee party its costs and expenses

(including attorneys’ fees and expenses) in connection with such action, together with interest on the amount of the Termination Fee at the rate of six percent (6%) per annum.

ARTICLE X

EFFECTIVE TIME OF THE MERGERS

Upon the terms and subject to the conditions specified in this Agreement, the Mergers will become effective on the day and at the time (the “Closing Date”) specified in the Articles of Merger of Merger Corp and Union Federal filed with the Indiana Department of Financial Institutions, and the Articles of Merger of MainSource and UCBC as filed with the Indiana Secretary of State (the "Effective Time"). Unless otherwise mutually agreed to by the parties hereto, the Effective Time will occur on the seventh full NASDAQ trading day immediately following the date on which the last of the conditions set forth in Article VIII (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing, but subject to the delivery at the Closing of such certificates, opinions and other instruments and documents) is fulfilled or waived following (a) the fulfillment of all conditions precedent to the Mergers set forth in Article VIII of this Agreement and (b) the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the Mergers, and in no event will the Effective Time occur any earlier than January 2, 2006 or later than June 30, 2006; provided, however, that at MainSource's option, the Effective Time may occur prior to March 10, 2006, if MainSource agrees to waive any adjustment to the Purchase Price required by Section 3.02(b).

ARTICLE XI

CLOSING

11.01. Closing Date and Place. So long as all conditions precedent set forth in Article VIII hereof have been satisfied and fulfilled, the closing of the Mergers (the "Closing") will take place at the Effective Time at a location to be reasonably determined by MainSource.

11.02. Deliveries. (a) At the Closing, MainSource will deliver to UCBC the following:

(i) the officers' certificate contemplated by Section 8.02(g) hereof;

(ii) copies of all approvals by government regulatory agencies necessary to consummate the Mergers;

(iii) copies of (A) the resolutions adopted by the Board of Directors of MainSource certified by the Secretary of MainSource relative to the approval of this Agreement and the Company Merger; and (b) the resolution adopted by the Board of Directors and sole shareholder of Merger Corp certified by the Secretary of Merger Corp relative to the approval of this Agreement and the Subsidiary Merger;

(iv) the tax opinion required by Section 8.01(k) hereof;

(v) the opinion required by Section 8.02(l) hereof ; and

(iv) such other documents as UCBC or its legal counsel may reasonably request.

(b) At the Closing, UCBC will deliver to MainSource the following:

(i) the officers' certificate contemplated by Section 8.01(g) hereof;

(ii) copies of (A) the resolutions adopted by the Board of Directors and shareholders of UCBC certified by the Secretary of UCBC relative to the approval of this Agreement and the Company Merger; and (B) the resolutions adopted by the Board of Directors and sole shareholder of Union Federal certified by the Secretary of Union Federal relative to the adoption of this Agreement and Subsidiary Merger;

(iii) such other documents as MainSource or its legal counsel may reasonably request;

(iv) the fairness opinion required by Sections 8.01(h) and 8.02(h) hereof;

(v) the affiliate agreements required by Section 6.05 hereof;

(vi) the opinion required by Section 8.01(l) hereof; and

(vii) the employment agreements required by Section 8.01(i) hereof.

(c) As soon as possible after the Closing, UCBC will deliver to MainSource a list of UCBC’s shareholders as of the Effective Time certified by the President and Secretary of UCBC.

ARTICLE XII

MISCELLANEOUS

12.01. Effective Agreement. This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the respective parties hereto under this Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto. The representations, warranties, covenants and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other persons, except for Sections 6.14, 6.18, 7.03, 7.05 and 7.06 hereof (which are intended for the benefit of those present and former officers and directors of UCBC and Union Federal affected thereby and may be enforced by such persons).

12.02. Waiver; Amendment. (a) The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Mergers. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

(b) This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

12.03. Notices. All notices, requests and other communications hereunder will be in writing (which will include telecopier communication) and will be deemed to have been duly given if delivered by hand and receipted for, sent by certified United States Mail, return receipt requested, first class postage pre-paid, delivered by overnight express receipted delivery service or telecopied if confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, with first class postage pre-paid as follows:

If to MainSource or Merger Corp:	with a copy to (which will not constitute notice):

MainSource Financial Group, Inc.	Bose McKinney & Evans LLP
201 North Broadway	2700 First Indiana Plaza
Greensburg, Indiana 47240	135 North Pennsylvania Street
ATTN: James L. Saner, Sr.,	Indianapolis, Indiana 46204
President and Chief Executive Officer	ATTN: Karen Ball Woods
Telephone: (812) 663-0157	Telephone: (317) 684-5376
Fax: (812) 663-4812	Fax: (317) 223-0376

If to UCBC:	with a copy to (which will not constitute notice):

Union Community Bancorp.	Barnes & Thornburg LLP
221 E. Main	111 South Meridian Street
Crawfordsville, Indiana 47933	Indianapolis, Indiana 46204
ATTN: Alan L. Grimble	ATTN: Claudia V. Swhier, Esq.
Chief Executive Officer	Telephone: (317) 231-7231
Telephone: (765) 362-2400	Fax: (317) 231-7433
Fax: (765) 364-9416

or such substituted address or person as any of them have given to the other in writing. All such notices, requests or other communications will be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) business days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next business day after deposit with such service; and (d) if by telecopier, on the next business day if also confirmed by mail in the manner provided herein.

12.04. Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

12.05. Severability. In case any one or more of the provisions contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but this Agreement will be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

12.06. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, but such counterparts will together constitute one and the same instrument.

12.07. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of Decatur County, Indiana or the United States District Court for the Southern District of Indiana--Indianapolis Division. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts.

12.08. Indemnification. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of UCBC or Union Federal as provided in either of their charters or by-laws (or comparable organizational documents) and any existing indemnification agreements or arrangements of UCBC or Union Federal, all of which indemnification agreements or arrangements are described in the Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms to the extent permitted by law, and shall not be amended, repealed or otherwise modified for a period of three (3) years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time.

(b) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of UCBC or Union Federal (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of UCBC or Union Federal or its predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

(c) MainSource shall cause any successor, whether by consolidation, merger or transfer of substantially all of its properties or assets, to comply with its obligations under this Article. The provisions of this Article shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and other person named herein and his or her heirs and representatives.

12.09. Entire Agreement. This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein. Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Mergers, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

12.10. Survival of Representations, Warranties or Covenants. Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter MainSource, Merger Corp, UCBC, Union Federal, and all the respective directors, officers and employees of MainSource, Merger Corp, UCBC and Union Federal will have no further liability with respect thereto. The covenants contained in Sections 6.09 (regarding confidentiality), 9.02, 9.03, 12.07, 12.09, 12.10 and 12.11 shall survive termination of this Agreement. The covenants contained in Sections 6.09 (regarding confidentiality), 6.14, 6.18, 7.03, 7.05, 7.06, 12.07, 12.08, 12.09, 12.10 and 12.11 shall survive the Effective Time.

12.11. Expenses. Except as provided in Section 6.11 hereof, each party to this Agreement shall pay its own expenses incidental to the Mergers contemplated hereby.

12.12. Certain References. Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa, and the masculine or neuter gender shall include the masculine, feminine and neuter genders. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term "business day" will mean any day except Saturday and Sunday when MainSource Bank, in Greensburg, Indiana, a wholly-owned subsidiary of MainSource, is open for the transaction of business.

IN WITNESS WHEREOF, MainSource, UCBC and Union Federal have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

MAINSOURCE FINANCIAL GROUP, INC.

By:	/s/ James L. Saner, Sr.
James L. Saner, Sr., President

UNION COMMUNITY BANCORP

By:	/s/ Alan L. Grimble
Alan L. Grimble, Chief Executive Officer

UNION FEDERAL SAVINGS AND LOAN ASSOCIATION

By:	/s/ Alan L. Grimble
Alan L. Grimble, Chief Executive Officer

Exhibit 1.01(e)(i)

ARTICLES OF MERGER OF
UNION COMMUNITY BANCORP
INTO MAINSOURCE FINANCIAL GROUP, INC.

In accordance with the requirements of the Indiana Business Corporation Law, as amended, the undersigned corporation, desiring to effect a merger, sets forth the following facts:

ARTICLE I
SURVIVING CORPORATION

The name of the entity surviving the merger is MainSource Financial Group, Inc. It was organized as an Indiana corporation on March 30, 1983.

ARTICLE II
MERGING CORPORATION

The merging entity is Union Community Bancorp, which was organized as an Indiana corporation on September 11, 1997.

ARTICLE III
PLAN OF MERGER

The Plan of Merger, which contains the information required by Indiana Code 23-1-40-1(b), is set forth in Exhibit A which is attached hereto and made a part hereof.

ARTICLE IV
MANNER OF ADOPTION

The merger was approved by the board of directors of MainSource Financial Group, Inc. at a meeting duly called and held on August 15, 2005. Shareholder approval of the merger was not required.

The merger was also approved by the board of directors of Union Community Bancorp at a meeting duly called and held on August 17, 2005.

The merger was submitted to the shareholders of Union Community Bancorp for approval at a special meeting thereof duly called and held _______________, at which a quorum was present throughout.

The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the merger, the number of votes of each voting group represented at the meeting of shareholders and the number of shares voted in favor or against or having abstained as to the merger are set forth below:

Designation of Voting Group	Common Stock, without par value
Number of Outstanding Shares
Number of Votes Entitled to be Cast
Number of Votes Represented at the Meeting
Shares Voted in Favor
Shares Voted Against
Shares Abstained

The number of votes cast for approval of the merger by the shareholders of the Merging Corporation was sufficient for approval thereof.

ARTICLE V
EFFECTIVE DATE

THE MERGER TO BE EFFECTED BY THESE ARTICLES OF MERGER SHALL BE EFFECTIVE AT _____________________, 2006.

IN WITNESS WHEREOF, the undersigned, being the President of the Surviving Corporation, executes these Articles of Merger and verifies, subject to penalties of perjury, that the statements contained herein are true, as of this ___ day of ___________, 2006.

MAINSOURCE FINANCIAL GROUP, INC.

By:
James L. Saner, Sr., President
(Surviving Corporation)

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Exhibit 1.01(e)(ii)

PLAN OF MERGER
of
MAINSOURCE FINANCIAL GROUP, INC.,
an Indiana corporation
and
UNION COMMUNITY BANCORP,
an Indiana corporation

1. The names of the corporations proposing to merge (the “Company Merger”) are MainSource Financial Group, Inc., an Indiana corporation (the “Surviving Corporation”), and Union Community Bancorp, an Indiana corporation (the “Merging Corporation”), pursuant to an Agreement and Plan of Merger dated as of August __, 2005 (the “Merger Agreement”).

2. The Merging Corporation has 5,000,000 authorized shares of common stock, no par value (“UCBC Common Stock”), and 2,000,000 authorized shares of preferred stock, no par value, of which _________ shares of UCBC Common Stock and no shares of preferred stock are presently issued and outstanding.

3. The Surviving Corporation has 25,000,000 authorized shares of common stock, no par value (“MainSource Common Stock”), and 400,000 authorized shares of preferred stock, no par value, of which ________________ shares of MainSource Common Stock and no shares of preferred stock are presently issued and outstanding.

4. The effective date of the Company Merger, as that phrase is used herein, shall mean ________________, 2006 (the “Effective Date”). The date and time at which the Company Merger becomes effective shall be the Effective Time.

5. (a) Each share of UCBC Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held as treasury stock of Merging Corporation and shares held directly or indirectly by Surviving Corporation, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) shall become and be converted into the right to receive, subject to adjustment as provided in paragraph 6 below:

(i) An amount of cash equal to the Purchase Price (as such amount is determined and adjusted in accordance with Section 6 below) divided by the number of shares of UCBC Common Stock outstanding as of the Effective Time (such amount is the “Cash Consideration”), or

(ii) Such number of shares of common stock, without par value, of MainSource (“MainSource Common Stock”) equal to the quotient (the “Exchange Ratio”) arrived at by dividing:

A.	the Cash Consideration, by

B.
the average of the per share closing prices of a share of MainSource Common Stock as quoted on the Nasdaq Stock Market during the ten trading days preceding the fifth (5th) calendar day preceding the Effective Time (the “MainSource Average Stock Price”), subject to adjustment, if any, pursuant to Section 6 hereof (the “Stock Consideration”).

The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

(b) Subject to any consents required by law, at the Effective Time, each outstanding option to purchase UCBC Common Stock (“UCBC Stock Option”) without any action on the part of any holder thereof, shall be converted into the right to receive from MainSource, at the Effective Time, an amount in cash equal to the excess of the Cash Consideration over the per share exercise price for each share of UCBC Common Stock subject to such UCBC Stock Option; provided, however, that the payer shall withhold from such cash payment those taxes required to be withheld by applicable law, if any. Each UCBC Stock Option to which this paragraph applies will be cancelled and shall cease to exist by virtue of such payment.

(c) Each share of UCBC Common Stock that, immediately prior to the Effective Time, is held as treasury stock of Merging Corporation or held directly or indirectly by MainSource, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall by virtue of the Company Merger be canceled and retired and shall cease to exist, and no exchange or payment shall be made therefor.

6. (a) Subject to the adjustments in this Section 6, the Purchase Price shall be equal to $52,993,000.

(b) (i) If as of the last business day of the month preceding the month in which the Effective Time occurs (the “Computation Date”) the UCBC Consolidated Shareholders’ Equity, as determined in accordance with Section 6(b)(ii), is less than $30,600,000, the Purchase Price shall be reduced on a dollar-for-dollar basis by an amount equal to the difference between $30,600,000 and the actual UCBC Consolidated Shareholders’ Equity as of the Computation Date determined in accordance with Section 6(b)(ii). If at the Computation Date UCBC’s Consolidated Shareholders’ Equity is greater than $31,100,000, the Purchase Price shall be increased on a dollar-for-dollar basis by an amount equal to the difference between $31,100,000 and the actual UCBC Consolidated Shareholders’ Equity as of the Computation Date determined in accordance with Section 6(b)(ii).

(ii) The UCBC Consolidated Shareholders’ Equity shall be determined based upon the balance sheet of UCBC as of the Computation Date, prepared in accordance with generally accepted accounting principles consistently applied, after making adjustments for the following items and tax effecting those adjustments, where appropriate:

(A)	earnings or losses of UCBC through the Computation Date;

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(B)	normal dividends paid to holders of UCBC Common Stock through the Computation Date;

(C)	the accrual of any fees payable to a broker or investment advisor by UCBC as a result of the consummation of the transactions contemplated herein;

(D)	the accrual of change in control payments;

(E)	the accrual or payment of a penalty in the amount of $___________ for the termination of UCBC’s data processing contract;

(F)	the funding in full of the UCBC Financial Institutions Retirement Fund upon its termination;

(G)	the accounting for all accrued and prepaid expenses as of the Computation Date;

(H)	the accrual of all compensable vacation and sick days for employees of UCBC as of the Computation Date; and

(I)	the accrual of an additional loan loss provision in the amount of $500,000 above the amount of that provision as of June 30, 2005;

(c)  (i) If the MainSource Average Stock Price is less than $16.50 per share, the Exchange Ratio shall be equal to the Cash Consideration divided by $16.50 (as further adjusted pursuant to Section 3.06 of the Merger Agreement, as necessary).

(ii) If the MainSource Average Stock Price is greater than $21.50 per share, the Exchange Ratio shall be equal to the Cash Consideration divided by $21.50 (as further adjusted pursuant to Section 3.06 of the Merger Agreement, as necessary).

7. Each share of MainSource Common Stock which is issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of MainSource Common Stock at and after the Effective Time.

8. Subject to the allocation procedures set forth in paragraph 9, each record holder of UCBC Common Stock will be entitled to (1) elect to receive Cash Consideration for all of such holder’s shares (“Cash Election Shares”), (2) elect to receive Stock Consideration for all of such holder’s shares (“Stock Election Shares”), (3) elect to receive the Cash Consideration with respect to some of such holder’s shares and the Stock Consideration with respect to such holder’s remaining shares, or (4) make no election or indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (“Non-Election Shares”). All such elections (each, an “Election”) shall be made on a form designed for that purpose by Surviving Corporation and reasonably acceptable to Merging Corporation (an “Election Form”). Any shares of UCBC Common Stock with respect to which the record holder thereof shall not, as of the election deadline established by the Surviving Corporation (the “Election Deadline”), have properly submitted to the Registrar and Transfer Company, or other exchange agent as shall be appointed by Surviving Corporation and Merging Corporation (the “Exchange Agent”) a properly completed Election Form shall be deemed to be Non-Election Shares. A record holder

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acting in different capacities or acting on behalf of other persons in any way shall be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts.

Notwithstanding any other provision contained in this Plan of Merger, fifty-five percent (55%) of the total number of shares of UCBC Common Stock outstanding at the Effective Time (the "Stock Conversion Number") shall be converted into the Stock Consideration and the remaining outstanding shares of UCBC Common Stock shall be converted into the Cash Consideration; provided, however, that for federal income tax purposes, it is intended that the Merger will qualify as an integrated plan of reorganization under the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") and, notwithstanding anything to the contrary contained herein, in order that the aforementioned integrated plan of reorganization will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a)(1)(A) of the Code, the Surviving Corporation reserves the right to increase the number of shares of UCBC Common Stock that will be converted into Stock Consideration and reduce the number of shares of UCBC Common Stock that will be converted into the right to receive the Cash Consideration to ensure that the Stock Consideration will represent at least fifty percent (50%) of the value of the total of the aggregate Merger Consideration plus any amount treated as merger consideration for federal income tax purposes.

9. Within five (5) business days after the Effective Time, Surviving Corporation shall effect the allocation among the holders of UCBC Common Stock of rights to receive the Cash Consideration and the Stock Consideration and to distribute such consideration as follows:

(i) if the Stock Election Number equals the Stock Conversion Number, then (A) all Cash Election Shares shall be converted into the right to receive the Cash Consideration, and (B) all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration;

(ii) if the Stock Election Number is less than the Stock Conversion Number, the Cash Elections shall be eliminated (each in its entirety) and converted to Stock Elections (each in its entirety) by first eliminating and converting the Cash Election which covers the smallest number of shares of UCBC Common Stock, and then eliminating and converting the Cash Election which covers the next smallest number of shares and continuing this process until the total remaining number of outstanding UCBC shares covered by Cash Elections is such that fifty-five percent (55%) of the total number of shares of UCBC Common Stock outstanding at the Effective Time shall be converted into the Stock Consideration, subject to MainSource’s reserved right to increase the number of shares of UCBC Common Stock that will be converted into Stock Consideration to ensure that the Company Merger is a tax-free reorganization; and

(iii) if the Stock Election Number exceeds the Stock Conversion Number, the Non-Elections shall be eliminated (each in its entirety) and converted to Cash Elections (each in its entirety) by first eliminating and converting the Non-Election which covers the smallest number of shares of UCBC Common Stock, and then eliminating and converting the Non-Election which covers the next smallest number of shares and

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continuing this process until either all Non-Elections are converted into the Cash Consideration or the total remaining number of outstanding UCBC shares covered by Non-Elections (when added to all Stock Elections) is such that 55% of the total number of shares of UCBC Common Stock outstanding at the Effective Time shall be converted into the Stock Consideration, subject to MainSource’s reserved right in Section 3.04(d) to increase the number of shares of UCBC Common Stock that will be converted into Stock Consideration to ensure that the Company Merger is a tax-free reorganization. In the event that, following the elimination and conversion of all Non-Elections to Cash Elections, the Stock Election Number still exceeds the Stock Conversion Number, the Stock Elections will be eliminated (each in its entirety) and converted to Cash Elections (each in its entirety) in the same manner as the Non-Elections in this Section 9(iii), until such time as the total remaining number of UCBC Common Shares covered by Stock Elections is such that 55% of the total number of shares of UCBC Common Stock outstanding at the Effective Time shall be converted into the Stock Consideration, subject to MainSource’s reserved right to increase the number of shares of UCBC Common Stock that will be converted into Stock Consideration to ensure that the Company Merger is a tax-free reorganization.

For purposes of this Section 9, if MainSource is obligated to increase the number of shares of UCBC Common Stock to be converted into shares of MainSource Common Stock as a result of MainSource’s reserved right to increase the number of shares of UCBC Common Stock that will be converted into Stock Consideration to ensure that the Company Merger is a tax-free reorganization, then the higher number shall be substituted for the Stock Conversion Number in the calculations set forth in this Section 9.

10. At the Effective Time, (a) holders of UCBC Common Stock shall cease to be, and shall have no rights as, shareholders of UCBC, other than the right to receive (1) any dividend or other distribution with respect to such UCBC Common Stock with a record date occurring prior to the Effective Time, and (2) the Consideration provided under this Plan of Merger. After the Effective Time, there shall be no transfers on the stock transfer books of Merging Corporation or the Surviving Corporation of shares of UCBC Common Stock.

11. Notwithstanding any other provision in this Plan of Merger, no fractional shares of MainSource Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Company Merger; instead, Surviving Corporation shall pay to each holder of UCBC Common Stock who otherwise would be entitled to a fractional share of MainSource Common Stock an amount in cash (without interest) determined by multiplying such fraction by the MainSource Average Stock Price.

12. Upon the Effective Date, the Merging Corporation shall merge into and with the Surviving Corporation, which shall survive the Company Merger and the separate existence of the Merging Corporation shall thereupon cease.

13. Upon and after the Effective Date, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises, of a public, as well as a private nature, of each of the parties hereto; and all property, real, personal and mixed, all debts due on whatever account and all other choses in action and all and every other interests of or

5

belonging to or due to each of the parties hereto shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, shall not revert or be in any way impaired by reason of the Company Merger.

14. Upon and after the Effective Date, the Surviving Corporation shall be responsible and liable for all the liabilities and obligations of both of the parties hereto in the same manner and to the same extent as if the Surviving Corporation had itself incurred the same or contracted therefor; and any claim existing or action or proceeding by or against either of the parties hereto may be prosecuted to judgment as if the Company Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor liens upon the property of either of the parties hereto shall be impaired by such Company Merger; but any such lien shall be limited to the property upon which there were liens immediately prior to the time of the Company Merger.

15. The Articles of Incorporation and By-Laws of the Surviving Corporation in existence at the Effective Time shall remain the Articles of Incorporation and By-Laws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and By-Laws shall be further amended as provided by applicable law.

16. The directors of the Surviving Corporation following the Effective Time shall be those individuals of the Surviving Corporation serving as directors of the Surviving Corporation at the Effective Time until such time as their successors have been duly elected and qualified or until their earlier resignation, death, or removal as a director. The officers of the Surviving Corporation following the Effective Time shall be those individuals of the Surviving Corporation serving as officers of the Surviving Corporation at the Effective Time until such time as their successors have been duly elected and qualified or until their earlier resignation, death, or removal as an officer.

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Exhibit 2.01(e)(i)

ARTICLES OF MERGER OF
UNION FEDERAL SAVINGS AND LOAN ASSOCIATION
INTO MAINSOURCE BANK-CRAWFORDSVILLE

In accordance with the requirements of Section 28-1-7-9 of the Indiana Code, as amended, the undersigned corporation, desiring to effect a merger, sets forth the following facts:

ARTICLE I
AGREEMENT OF MERGER

The Agreement and Plan of Merger (the “Merger Agreement”) is attached hereto as Annex A and is incorporated into this document by reference.

ARTICLE II
DFI APPROVAL

The merger contemplated by the Merger Agreement was approved by the Indiana Department of Financial Institutions on __________, 2005.

ARTICLE III
MANNER OF ADOPTION AND VOTE

The Merger Agreement was approved by the board of directors of MainSource Bank-Crawfordsville by unanimous written consent in lieu of a meeting effective __________, 2005, and by the sole shareholder of MainSource Bank-Crawfordsville by unanimous written consent in lieu of a meeting effective __________, 2005.

The Merger Agreement was also approved by the board of directors of Union Federal Savings and Loan Association by unanimous written consent in lieu of a meeting effective August ____, 2005, and by the sole shareholder of Union Federal Savings and Loan Association by unanimous written consent in lieu of a meeting effective August _____, 2005.

THE MERGER TO BE EFFECTED BY THESE ARTICLES OF MERGER
SHALL BE EFFECTIVE AT ________________, 2006.

EXECUTED as of ___________, 2006.

UNION FEDERAL SAVINGS AND LOAN ASSOCIATION

By:
Alan L. Grimble, Chief Executive Officer

(Merging Entity)

MAINSOURCE BANK-CRAWFORDSVILLE

By
_______________, President

(Surviving Entity)

STATE OF INDIANA	)
)SS:
COUNTY OF ______________	)

Before me, a Notary Public in and for said County and State, personally appeared Alan L. Grimble, known to me to be the Chief Executive Officer of Union Federal Savings and Loan Association, and acknowledged the execution of the foregoing for and on behalf of said corporation.

Witness my hand and Notarial Seal, this ____day of ___________, 2006.

Notary Public - Signature

Notary Public - Printed

My Commission Expires:	My County of Residence:

STATE OF INDIANA	)
)SS:
COUNTY OF ______________	)

Before me, a Notary Public in and for said County and State, personally appeared ____________, known to me to be the President of MainSource Bank-Crawfordsville, and acknowledged the execution of the foregoing for and on behalf of said corporation.

2

Witness my hand and Notarial Seal, this ____day of _____________, 2006.

Notary Public - Signature

Notary Public - Printed

My Commission Expires:	My County of Residence:

3

Exhibit 2.01(e)(ii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of ________________, 2006, by and between MainSource Bank- Crawfordsville (“Merger Corp”), an interim Indiana commercial bank with its principal office located in Greensburg, Decatur County, Indiana and wholly-owned subsidiary of MainSource Financial Group, Inc., an Indiana corporation (“MainSource”), and Union Federal Savings and Loan Association (“Union Federal”), a federal savings association with its principal office located in Crawfordsville, Montgomery County, Indiana and wholly-owned subsidiary of Union Community Bancorp, an Indiana corporation (“UCBC”).

WITNESSETH:

WHEREAS, MainSource, UCBC and Union Federal have entered into an Agreement and Plan of Merger dated as of August __, 2005 (the “Merger Agreement”) providing for the acquisition by MainSource of all of the outstanding shares of common stock, no par value, of UCBC in a merger pursuant to the provisions of the Indiana Business Corporation Law (the “IBCL”), and providing for the merger of Union Federal with and into Merger Corp (the “Merger”), in accordance with the provisions of applicable state and federal law; and

WHEREAS, the Boards of Directors of Merger Corp and Union Federal have each adopted a resolution approving this Agreement and Plan of Merger and the Boards of Directors of Merger Corp and Union Federal have directed that this Agreement and Plan of Merger and the Merger contemplated thereby be submitted to the sole shareholders of Merger Corp and Union Federal for adoption and approval;

NOW, THEREFORE, the parties hereto, in consideration of amounts to be paid pursuant hereto and subject to the terms and conditions of the Merger Agreement, agree as follows:

ARTICLE I.

Constituent Corporations

Merger Corp and Union Federal shall be the constituent corporations with respect to the Merger.

ARTICLE II.

Merger

Effective as of the time of the filing of appropriate articles of merger with the Indiana Department of Financial Institutions or such later time as may be specified in such articles of merger (the “Effective Time of the Merger”), Union Federal shall be merged with and into Merger Corp, and Merger Corp shall be the surviving institution (the “Surviving Bank”).

ARTICLE III.

Articles of Incorporation, By-Laws, Etc.

1. Articles of Incorporation and By-Laws. The Articles of Incorporation and By-Laws of Merger Corp in existence at the Effective Time shall remain the Articles of Incorporation and By-Laws of the Surviving Bank following the Effective Time, until such Articles of Incorporation and By-Laws shall be further amended as provided by applicable law.

2. Name, Offices, Officers and Directors. The name of the Surviving Bank shall be “MainSource Bank - Crawfordsville.” Its principal office shall be located at 221 East Main Street, Crawfordsville, Montgomery County, Indiana, and its branches shall consist of the branch offices of Union Federal as of the Effective Time. The officers of Merger Corp at the Effective Time shall continue to serve as the officers of the Surviving Bank until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office. In addition, immediately following the Effective Time, Alan L. Grimble shall be appointed the Chairman of the Board, President, and Chief Executive Officer and J. Lee Walden shall be appointed as an executive officer of the Surviving Bank. The directors of the Surviving Bank following the Effective Time shall consist of Alan L. Grimble _________, __________, __________ and __________, until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director.

ARTICLE IV.

Manner of Converting and Exchanging Stock

1. Subject to the provisions of this Article IV, the manner of converting and exchanging the shares of the constituent corporations’ stock at the Effective Time of the Merger shall be as follows:

(a) Each of the _____ shares of common stock, no par value, of Merger Corp (“Merger Corp Common Stock”), outstanding immediately prior to the Effective Time of the Merger shall remain outstanding immediately after the Effective Time of the Merger.

(b) Each of the 1,000 shares of the common stock, $.01 par value per share, of Union Federal (the “Union Federal Common Stock”) outstanding immediately prior to the Effective Time of the Merger shall, at the Effective Time of the Merger, be cancelled without consideration therefor.

2. After the Effective Time of the Merger, there shall be no transfers on the stock transfer books of Union Federal or the Surviving Bank of any shares of Union Federal Common Stock.

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ARTICLE V.

Effect of Merger

From and after the Effective Time of the Merger, the Surviving Bank shall have all of the rights, privileges, powers, immunities and franchises (public and private) of each of the constituent corporations, and all property (real, personal, and mixed), all debts due on whatever account, and all other choses in action, of each of the constituent corporations. All interests of or belonging to or due to either of the constituent corporations shall thereupon be deemed to be transferred to and vested in the Surviving Bank without act or deed and no title to any real estate or any interest therein vested in either of the constituent corporations shall revert or be in any way impaired because of the Merger.

ARTICLE VI.

Surviving Bank

From and after the Effective Time of the Merger, the Surviving Bank shall be responsible for all obligations of each of the constituent corporations and each claim existing and each action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place, and the Surviving Bank may be substituted in the place of such constituent corporation. Such obligations shall include all of Union Federal’s obligations with respect to the liquidation account which was established at the time Union Federal or any of its savings association predecessors converted from mutual to stock form of organization. No right of any creditor of either constituent corporation and no lien upon the property of either constituent corporation shall be impaired by the Merger.

ARTICLE VII.

Further Documents

If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in the Surviving Bank the title to any property or rights of the constituent corporations, or otherwise to carry out the provisions hereof, the persons who were the proper officers and directors of the constituent corporations immediately prior to the Effective Time of the Merger (or their successors in office) shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper, to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise to carry out the provisions hereof.

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ARTICLE VIII.

Effect of Termination

In the event that this Agreement is terminated pursuant to Article IX of the Merger Agreement, the Merger provided for herein shall be abandoned automatically and without any further act or deed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement for Subsidiary Merger to be executed and attested to on their behalf by their officers thereunto duly authorized as of the day and year first written above.

MAINSOURCE BANK - CRAWFORDSVILLE

By:
Its:

“Merger Corp”

UNION FEDERAL SAVINGS AND LOAN ASSOCIATION

By:
Alan L. Grimble
Chief Executive Officer

Exhibit 6.05

[DATE]

MainSource Financial Group, Inc.
201 North Broadway
Greensburg, Indiana 47240

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Union Community Bancorp, an Indiana corporation (“UCBC”), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Neither my entering into this letter agreement, nor anything contained herein, shall be deemed an admission on my part that I am such an “affiliate.”

Pursuant to the terms of the Agreement and Plan of Merger dated as of August __, 2005, (the “Merger Agreement”), among MainSource Financial Group, Inc., an Indiana corporation (“MainSource”), UCBC and Union Federal Savings and Loan Association, providing for the merger of UCBC with and into MainSource (the “Merger”), and as a result of the Merger, I may receive shares of common stock, no par value, of MainSource (the “MainSource Securities”) and/or cash in exchange for the shares of common stock, no par value, of UCBC owned by me at the effective time of the Merger.

I represent and warrant to MainSource that in such event:

A.	I shall not make any sale, transfer or other disposition of the MainSource Securities in violation of the Act and the Rules and Regulations.

B.
I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of MainSource Securities, to the extent I felt necessary, with my counsel and counsel for UCBC.

C.
I have been advised that the issuance of MainSource Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the shareholders of UCBC, I may have been deemed to have been an affiliate of UCBC and a distribution by me of MainSource Securities has not been registered under the Act, the MainSource Securities must be held by me indefinitely unless (i) a

MainSource Financial Group, Inc.
[DATE]

distribution of MainSource Securities by me has been registered under the Act, (ii) a sale of MainSource Securities by me is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to MainSource, some other exemption from registration is available with respect to a proposed sale, transfer or other disposition of the MainSource Securities by me.

D.
I understand that MainSource is under no obligation to register the sale, transfer or other disposition of MainSource Securities by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from registration available.

E.
I also understand that stop transfer instructions will be given to MainSource’s transfer agent with respect to MainSource Securities and that there will be placed on the certificates for the MainSource Securities, or any substitutes therefor, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated [DATE] between the registered holder hereof and MainSource Financial Group, Inc., a copy of which is on file with MainSource Financial Group, Inc.”

F.
I also understand that unless the transfer by me of my MainSource Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, MainSource reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have

MainSource Financial Group, Inc.
[DATE]

delivered to MainSource a copy of a letter from the staff of the Commission, or an opinion of counsel reasonably acceptable to MainSource, to the effect that such legend is not required for purposes of the Act and, in any event, may be removed after one year following the Effective Time (as defined in the Merger Agreement) as long as MainSource is then current in its filings under the Securities Exchange Act of 1934.

Very truly yours,

Printed: ____________________________

Accepted this ____ day of ___________, ____ by:
MAINSOURCE FINANCIAL GROUP, INC.

By:
James L. Saner, Sr.
President and Chief Executive Officer

Exhibit 7.05

Separation Pay Guidelines

1. Eligibility:  Any employee of the MainSource Financial Group, Inc. and/or its subsidiaries (collectively, “MainSource”), who meets the following requirements shall be eligible for consideration for Severance Benefits:
A.	The employee is actively employed in a Full Time, regular, non-seasonal MainSource position;
B.	The employee is not covered by an enforceable written employment agreement that provides for separation pay;
C.	The employee’s termination is a Qualifying Event (as defined below); and
D.	The employee’s termination is not due to any issue related to the integrity or honesty of the employee, or the employee’s Gross Misconduct (as defined below) or criminal conviction.

Notwithstanding the foregoing, any employee who executes any document or agreement, which MainSource in its discretion may require as a condition for payment of separation pay, including but not limited to a resignation of employee or officer, transfer of a license, or a consulting, release, or confidentiality agreement, is eligible for separation pay.

2. Exclusion:  Any employee in any of the following categories shall not be eligible for separation pay:
A.	The employee is terminated for Gross Misconduct;
B.	The employee voluntarily resigns or abandons job;
C.	The employee is subject to recall;
D.	The employee is on any type of leave other than FMLA;
E.	The employee is covered under an individual employment agreement that addresses separation pay;
F.	The employee is terminated because of circumstances beyond the control of MainSource, or is offered another position with MainSource or an acquiring entity and the employee declines such position; or
G.	The employee does not otherwise meet the Eligibility requirements set forth in Section 1 above.

3.	Schedule of Benefits: Separation Benefits shall be applied according to the following schedule:
A.	Less than 12 months service - Service of less than 12 months does not qualify for separation pay.
B.	Nonexempt employee - Separation pay equal to one week’s salary for each year of service, subject to a maximum of eight weeks.
C.	Exempt/Officer employee (below VP status) - Separation pay equal to one week’s salary for each year of service, subject to a minimum of 2 weeks and a maximum of 12 weeks.

D.	Senior Management employee (VP and above) - Separation pay equal to one week’s salary for each year of service, subject to a minimum of 4 weeks and a maximum of 26 weeks.
E.
Executive Officers (CEO, CFO, COO) - Separation pay equal to two week’s salary for each year of service in an executive capacity and equal to one week’s salary for each year of service prior to attaining such executive position, subject to a minimum of 6 weeks and a maximum of 52 weeks.

4. Payment Terms:  Separation payments may be made in a single lump sum payment within the next normal payroll cycle, at a later date or in periodic installments.

5. Payment Offsets:  The separation pay benefits received shall be reduced by any amounts owed by the employee to MainSource or any amounts earned by the employee after termination of employment under individual employment and/or consulting agreements between the employee and MainSource. Separation pay will be reduced by any amounts paid to an employee pursuant to the Worker Adjustment and Retraining Notification Act (WARN).

6. Effect of Acceptance of Benefits:  Upon acceptance of separation pay benefits, the individual agrees to fully release MainSource, its employees, agents, and related entities from any and all claims arising out of or related to the individual’s employment or termination of employment, to the extent permitted by applicable law. In the event an individual sues MainSource on the basis of any of the released claims, the individual is obligated to return to MainSource all of the separation pay.

7. Rehired Employees:   Employees who are rehired by MainSource within the time period covered by the separation pay will be required to repay a pro rata portion of the separation pay. For example, an employee who is paid 12 months’ separation pay and is rehired ten months later will be required to repay one-sixth of the separation pay.

8. Recovery of Excess Payments:  Whenever payments have been made in excess of the amount necessary to satisfy the separation pay benefits, MainSource has the right to recover these excess payments from any individual or entity to which the excess payments were made. The employee has an obligation to reimburse MainSource for excess benefits, and excess payments to the employee will be treated as an advance against wages, which may be deducted from wages or amounts owed by MainSource to the employee subject to employee execution of the appropriate wage assignment and other documentation. Whenever payments have been made on the basis of false information provided by the employee, MainSource has the right to withhold payments on certain compensation or other amounts owed by MainSource to the employee, until the overpayment is recovered.

9. Benefits Not Guaranteed: MainSource does not guarantee the payment of separation pay benefits and these separation pay guidelines do not constitute an “offer” of any kind to any employee working for MainSource. Separation pay is not a form of wages and is not earned during employment.

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10.	Additional Provisions: The following provisions also apply to the separation pay policy:
A.	Upon approval of the Chief Executive Officer of MainSource Financial Group, Inc., separation pay may be increased to compensate for individual situations.
B.	Outplacement services may be offered upon approval of the Chief Executive Officer of MainSource Financial Group, Inc.
C.	Employees on leave pursuant to the Family and Medical Leave Act (“FMLA”) will be treated in accordance with the statute.
D.
Accrued but unused Paid Time Off (“PTO”) and any other amounts owed to an employee (except bonuses) will be included with the separation payment in accordance with MainSource’s Paid Time Off plan. Any bonus or other incentive pay will be paid in accordance with the applicable plan.

E.
These separation pay guidelines are to be applied to all MainSource-originated separations affecting employees as described. As with all others, these guidelines do not create a contract for employment or any benefit. Further, they are subject to modification at any time.

11. Definitions:  The following definitions apply to the separation pay policy:
A.	“Base Salary” - means the employee’s annual base salary. Base salary does not include bonus, car allowance, incentives, commissions, overtime pay, or any other remuneration.
B.	“Full Time” - means the employee is regularly scheduled to work forty (40) hours each week.
C.
“Gross Misconduct” - means dishonesty, extreme insubordination, conflict of interest, violence, or violations under the drug-free workplace or alcohol policy, violation of the code of ethics or confidentiality agreement, misappropriation of funds, criminal conviction, arrest, immoral conduct, or other actions which result in loss of bonding eligibility, violation of non-discrimination, harassment and/or sexual harassment policies, violation of other MainSource written rules and policies, falsification of time records or other documents, and other violations listed in the employee manual under reasons for immediate dismissal.

D.
“Qualifying Event” - means an employee loses employment because of unacceptable job performance through no fault of their own, reorganization, elimination of a position, reduction in workforce or departmental cutback, and is not placed on laid off, recall, or other leave status.

E.	“Week’s Salary” - means the employee’s Base Salary divided by 52.

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Exhibit 8.01(i)(1)

EMPLOYMENT AGREEMENT

This Employment Agreement, effective as of _________________, 20___ (the “Effective Date”), among MainSource Bank-Crawfordsville, an Indiana commercial bank (“Bank”), Alan L. Grimble (“Employee”) and MainSource Financial Group, Inc., an Indiana corporation (“Parent”).

RECITALS

A. The Bank is engaged in the business of commercial banking, including but not limited to the promotion of savings through the solicitation of deposits from the general public, the promotion of home ownership through the origination of mortgage loans primarily to finance the purchase, construction or improvement of residential real estate and the origination of loans for automobile purchases, commercial and personal purposes (“Business”).

B. The Bank desires to retain, by contract, a qualified individual to serve as President, Chief Executive Officer and Chairman of the Board of the Bank (“Management Position”).

C. Employee has knowledge and experience to serve in such capacity and the parties wish to confirm their employment relationship pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the parties agree as follows:

1. Employment. The Bank hereby employs Employee in a Management Position and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

2. Term. Subject to the provisions for termination as provided in paragraphs 10 and 12 hereof, the term of this Agreement shall commence on the Effective Date hereof and continue for a period of one (1) year from such Effective Date. The term of the Agreement may not be extended by election of Employee.

3. Duties. During the term hereof, Employee shall serve in a Management Position of the Bank and shall to the best of his efforts manage, direct and administer the operations of the Bank including, but not limited to, such matters as budgeted net income, asset quality, employee involvement in the community, growth of loans and deposits, and various other functions as assigned from time to time. Employee shall report to the President of Parent. The precise services, duties and authority of Employee may be further defined, extended or curtailed from time to time at the discretion of the President of Parent; provided, however, that such services, duties and authority shall always be consistent with those which are customary for his position with the Bank. The Employee shall exercise his duties of employment in a manner consistent with and in compliance with the requirements of all applicable statutes of the United States of

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America and the State of Indiana and of the administrative rules and regulations issued thereunder and of the procedures, rules and regulations of the applicable regulatory agencies of the United States of America and the State of Indiana. Similarly, Employee shall exercise his supervision and control over the employees of the Bank that report to him in such a manner as to encourage them to exercise their duties of employment so as to meet the standards provided by the previous sentence of this paragraph.

4. Extent of Services. Employee, subject to the control of the President of Parent, shall have the power and authority commensurate and necessary to his position with the Bank. Employee shall devote his entire employable time, attention and best efforts to the Business of the Bank and shall not, without the consent of the President of Parent, which consent shall not be unreasonably withheld, during the term of this Agreement, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing Employee from investing his personal assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the enterprise in which such investments are made. Employee shall be a full-time employee of the Bank and shall devote at least forty (40) hours per week (excused absences and vacation periods counted as hours worked for this purpose) to the affairs of the Bank, unless the President of Parent consents to a shorter work period. During the term of his employment hereunder, the Employee shall not provide any banking or bank-related services or solicit or engage in any banking or bank-related business otherwise than on behalf of the Bank or an affiliate of the Bank.

5. Board Member. So long as the Bank exists as a separate entity and is not merged or consolidated into another entity, and so long as Employee remains employed by the Bank pursuant to the terms of this Agreement, including any extensions hereof, the Parent shall cause Employee to be elected as a member of the Bank’s Board of Directors and in accordance with the By-Laws of the Bank. While serving as a director of the Bank, Employee shall be entitled to receive director fees at any time that it is the policy of the Parent or any of its subsidiaries to pay directors who are also employees such fees. Upon the termination of this Agreement, unless the Parent otherwise consents to his retention on the Board, Employee shall take any actions necessary to remove himself from the Board of Directors of the Bank.

6. Compensation. Employee shall be compensated for services rendered hereinunder during the term hereof as follows:

(a) As an incentive for Employee to enter into this Agreement for the term hereof, if this Agreement is not earlier terminated and Employee remains employed by the Bank on the date six (6) months following the Effective Date of this Agreement and provided Employee is employed on the date of payment, the Bank shall pay Employee in a lump sum, Twenty-Five Thousand Dollars ($25,000.00) subject to withholding of taxes and other customary amounts. Additionally, as further incentive for Employee to enter into this Agreement for the term hereof, if this Agreement is not earlier terminated and Employee remains employed by the Bank on the date twelve (12) months following the Effective Date of this Agreement and provided Employee is employed on the date of payment, the Bank shall pay Employee in a lump sum, Twenty-Five Thousand Dollars ($25,000.00) subject to withholding of taxes and other customary amounts.

(b) Employee shall receive an annualized base salary of One Hundred Twenty-Five Thousand Dollars ($125,000.00). Base salary hereunder shall be payable in equal periodic

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installments consistent with the Bank’s payroll practices and subject to withholding of taxes and other customary amounts.

(c) Employee shall be eligible to participate in the Bank’s Executive Performance Bonus Plan for calendar year 2006 (payable in 2007) in accordance with the terms and conditions of such program, which Bank may adopt and amend from time to time, for its executive management personnel.

7. Fringe Benefits.

(a) Subject to Employee’s payment of the employee portion of the costs of coverage, Employee shall be entitled to participate in the employee benefit and welfare plans, retirement plans and insurance programs offered by the Bank, or which it may adopt from time to time, in accordance with the terms and conditions of any such plans and programs, for its management or supervisory personnel generally. Nothing herein shall be construed so as to prevent the Bank from modifying or terminating any employee benefit or welfare plans or programs or employee fringe benefits it may adopt from time to time.

(b) Employee shall be entitled to at least two hundred and seventy-six (276) hours of paid time off for each year during the term hereof administered in accordance with the Bank’s policies.

(c) The Bank shall reimburse Employee for all reasonable expenses he may incur for promoting the Business, including expenses for entertainment, travel, and similar items, subject to such limits and conditions as the Bank or Parent may reasonably establish. The Bank shall also pay for Employee’s membership in the Crawfordsville Country Club during the term of this Agreement.

(d) During the term of this Agreement, the Bank shall furnish Employee a non-luxury automobile made by an American manufacturer suitable to the nature of his position and adequate for the performance of his employment. The Bank will maintain, insure and provide fuel for operation of such automobile in accordance with policies or practice established from time to time by the Parent.

8. Disability. If Employee shall become physically or mentally disabled during the term of this Agreement to the extent that he shall be unable to perform his duties and services for and on behalf of the Bank, the Bank shall continue to make payment of a portion of Employee’s base salary in the amount and for the duration as set forth in Parent’s policies or practices established from time to time by Parent for executive managers of its bank subsidiaries. A copy of Parent’s disability policy has been provided to Employee.

9. Confidentiality.

(a) The Bank possesses and will continue to possess information which has been created, discovered, developed by or otherwise become known to the Bank (including information discovered or made available by subsidiaries, affiliates or joint ventures of the Bank or in which property rights have been assigned or otherwise conveyed to the Bank) which information (whether in print or electronic format) has commercial value to the Bank, including

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but not limited to trade secrets, innovations, processes, computer codes, data, know how, improvements, discoveries, developments, techniques, marketing plans, strategies, costs, customers, and client lists, or any information Employee has reason to know the Bank would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesired publicity, whether or not developed by Employee (“Confidential Information”). Unless previously authorized in writing or instructed in writing by the Bank, Employee will not, at any time, disclose to others, or use, or allow anyone else to disclose or use any Confidential Information (except as may be necessary in the performance of Employee’s employment with the Bank), unless and until and then only to the extent that, such Confidential Information has become ascertainable or obtained from public or published sources or was available to the Bank on a non-confidential basis prior to any disclosure, provided that the source of such material is or was not bound by any obligation of confidentiality to the Bank.

(b) Upon termination of employment to the extent he has not already done so, the Employee will deliver to the Bank any and all Information and Property (as herein defined) then in his possession or subject to his control. For purposes of this sub-section, the term “Information and Property” means and includes (i) all files, records, reports, memoranda and other documents, whether written or electronic, that the Employee received, prepared, helped prepare, directed the preparation of, maintained or kept in connection with his services as a director, officer or employee of the Bank or any of its affiliates; (ii) all door and file keys, identification cards or badges, credit cards, computer hardware, computer software, computer printers, computer access codes and similar items issued or made available to the Employee in connection with his service as a director, officer or employee of the Bank or any of its affiliates; (iii) all documents, whether written or electronic, containing any trade secrets (as defined in Indiana Code §24-2-3-2) of the Bank or any of its affiliates; and (iv) all documents, whether written or electronic, containing non-public information regarding the Bank or any of its affiliates or its customers or employees, the use or disclosure of which might be adverse to the best interests of such entity or its business. The Employee expressly agrees and promises that he will not retain any copies, duplicates, reproductions, or excerpts of any Information and Property. The Employee acknowledges that this obligation is continuing and agrees promptly to deliver to the Bank any subsequently discovered Information and Property and any subsequently discovered copies, duplicates or reproductions of, or excerpts from, Information and Property. In the case of electronic data contained in files residing on the Employee’s personally-owned computers, the Employee shall permit access to such computers to Bank representatives to delete all such files (including any drives or disks associated therewith) that can be located easily and delete all other such files (including any drives or disks associated therewith) as and when they are discovered. Notwithstanding anything else in this subparagraph (i), the Employee may retain documents concerning any benefit plans or employment policies from which he may be or become entitled to benefits and documents concerning his rights under this Agreement.

10. Termination.

(a) The Bank may terminate this Agreement during the term hereof for just cause upon written notice to Employee.

(b) This Agreement may also be terminated (i) whenever the Bank and Employee shall mutually agree to a termination in writing, (ii) upon the resignation or death of

4

Employee, (iii) pursuant to paragraph 12, or (iv) upon expiration of the term hereof.

(c) Upon the termination of this Agreement by the Bank for just cause as defined in subparagraph (d), or pursuant to paragraph 12, or upon the resignation or death of Employee, Employee or his personal representative shall be entitled to receive only the compensation accrued but unpaid as of the date of the termination hereof and shall not be entitled to any compensation following the termination date or additional compensation except as expressly provided in this Agreement.

(d) Just cause shall include, but not be limited to:

(i) Employee’s misuse or conviction of embezzlement of funds belonging to the Bank, conviction of, or plea by Employee of nolo contendre to, any felony or crime involving fraud or moral turpitude, or use of alcohol or drugs or other conduct in such a manner as will injure or adversely effect the Bank or its employees, customers, agents, officers or directors;

(ii) Employee’s absence from his employment for a period in excess of paid time off as provided in paragraph 7(b) for any reasons other than family and medical leave under the Bank’s policies;

(iii) Employee’s absence from employment or inability to perform his duties hereunder as a result of physical or mental disability for a period in excess of the period for which salary is continued pursuant to paragraph 8 or in excess of family and medical leave under the Bank’s policies;

(iv) Employee’s failure to perform substantially his duties with the Bank, his intentional breach of the provisions of this Agreement, his gross negligence or willful malfeasance in discharging his obligations hereunder and such acts and their consequences are not remedied within ten (10) days (or such longer reasonable period of time designated by the Bank) after written notice hereof has been given to Employee.

11. Non-Competition. Employee acknowledges that the services he will render to the Bank under this Agreement will be of a special and unusual character, with a unique value to the Bank. Employee has served in an executive management position with and was a shareholder of the banking entity merged into the Bank and has acquired unique and invaluable information about and developed relationships with customers who will continue to use the services of Bank and for which he will continue to receive benefit. Employee further acknowledges the scope of the Bank’s Business and that any limitations on his post employment activities are necessary to protect the Bank’s Business because of its scope. In view of the unique value to the Bank of the services of Employee, his prior relationship with the predecessor of the Bank, because of the confidential information of the Bank obtained by or disclosed to Employee, and as a material inducement to the Bank to enter into this Agreement and to provide Employee the compensation and benefits stated herein, including the signing bonus, and other good and valuable consideration, Employee covenants and agrees that for the period of two (2) years following the date of termination of employment with Bank for any reason, Employee will not, directly or indirectly, either as a principal, agent, manager, partner, director, officer, consultant or

5

shareholder, on his behalf or on behalf of any other entity:

(a) in Montgomery County Indiana, or the counties in the State of Indiana which are contiguous to Montgomery Indiana, own, manage, operate, control, be employed by, participate in, render assistance to or be connected in any manner with the ownership, management, representation, operation or control of any entity which competes with the Business of the Bank at the time of termination of employment with Bank;

(b) solicit, entice or encourage any employee of the Bank to leave employment with the Bank and to not hire or employ (or cause and/or assist, whether directly or indirectly any third party to hire or employ) any such employee; and

(c) contact, solicit, encourage or induce any customers of the Bank to obtain business and/or services from any entity (other than the Bank) which is engaged in any activity competitive with the Business of the Bank.

The term “customer” shall mean any person or entity to which the Bank has provided services during the one (1) year period prior to the date of termination or persons or entities targeted by the Bank or contacted for the purpose of selling such goods or services during such one (1) year period.

12. Regulatory Provisions.

(a) If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b) If the Employee is removed and/or permanently prohibited from participation in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(1)), the employment of Employee and all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

(c) If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), the employment of Employee and all obligations of the Bank under this Agreement shall terminate as of the date of default.

(d) The employment of Employee and all obligations of the Bank under this Agreement shall be terminated, except to the extent it is determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the Federal Deposit Insurance Corporation (the “Director”) or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit

6

Insurance Act; or (ii) by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

13. Remedies. Given the important nature of the services Employee will provide to the Bank, the scope and nature of the Bank’s business and the sensitive nature of the information and functions Employee will have with the Bank, Employee acknowledges that the limitations contained herein in paragraphs 9 and 11 are reasonable. In the event of an actual or threatened breach by Employee of the provisions of paragraphs 9 and 11, the Bank shall be entitled to an injunction restraining Employee from such breach in addition to recovery of monetary damages together with the costs and expenses and reasonable attorney’s fees and expenses incurred by Bank in seeking and enforcement such provisions in paragraphs 9 and 11. If Employee violates any covenants contained in paragraphs 9 and 11, the terms and the covenants violated shall be automatically extended to a like period of time from the date on which Employee ceases such violation or from the date of entry by a court of competent jurisdiction of any order or judgment enforcing such covenant, whichever period is later.

14. Tax Liability. It is the intention of Bank and Employee that any and all payments Employee receives pursuant to this Agreement are reasonable compensation for services provided by Employee to Bank during the term hereof, and together with any other payments due to Employee from Bank or its successor (“other payments”), shall not constitute “excess parachute payments” within the meaning of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended. If the Internal Revenue Service or the independent accountants acting as auditors for Bank or its successor determine that the compensation by itself or together with other payments constitute “excess parachute payments, “ the payments hereunder shall be reduced to the maximum amount which may be paid without constituting the payments as “excess parachute payments.” If, regardless of the aforesaid adjustment, the Internal Revenue Service determines that the payments constitute “excess parachute payments” under Sections 280G and 4999 of the Code, Bank shall assume responsibility for the loss of any tax deductions, and Employee shall assume responsibility for payment of any income and excise taxes attributable to the excess parachute payment.

15. Successors and Assigns. The Bank may assign this Agreement or any part hereof; but Employee shall not assign this Agreement or any part hereof. This Agreement shall be binding upon and inure to the benefit of any successor, assign, heir or personal representative of either party hereto.

16. Covenants and Promises Survive Termination of Employment. The Employee agrees that the obligations, duties and covenants contained in paragraphs 9, 11 and 14 shall survive termination of this Agreement and employment.

17. Severability. The parties agree that each and every paragraph, sentence, clause, term, word and provisions of this Agreement is severable and that, in the event any portion of this Agreement is adjudged to be invalid or unenforceable, the remaining portions thereof shall remain in full force and effect to the fullest extent permitted by law. If any part of paragraph 11 of this Agreement is for any reason excessively broad as to time duration or geographic scope, activity or subject, it will be construed by a court by limiting or reducing it so as to be

7

enforceable to the extent compatible with applicable law as it then exists.

18. Miscellaneous. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of such together shall constitute one and the same instrument. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19. Governing Law. This Agreement shall be interpreted in accordance with and be governed exclusively by the laws of the State of Indiana. The parties expressly agree that any and all actions concerning any dispute arising from this Agreement shall be filed and maintained only in a state court of competent jurisdiction sitting in the Marion County State of Indiana or the federal U.S. District Court, Southern District of Indiana and each party consents to such jurisdiction.

20. Waiver. No waiver by the Bank, of any breach hereunder by the Employee shall be deemed or construed as a waiver of any other breach or of any subsequent breach. The Employee acknowledges that the Bank for business reasons or otherwise, may waive a breach by another individual of provisions similar to the provisions agreed to by the Employee in this Agreement. The Employee acknowledges that no waiver by the Bank, of any other individuals’ breach of provisions similar to the provisions in this Agreement shall be construed as a waiver of any breach by the Employee of this Agreement.

21. Notices. All notices required to be given under the terms of this Agreement shall be in writing and shall be deemed to be given when delivered personally or sent by registered or certified mail, facsimile transmission, or electronic mail to the last known residence address Employee has on file with the Bank, or in case of Bank, to the business address of the Bank.

22. Entire Agreement. This Agreement constitutes the complete agreement between the parties with regard to the subject matter addressed herein, shall supersede any and all previous agreements and/or commitments, whether oral or written, between the parties and shall not be amended or modified absent an agreement signed by both parties. The parties further agree that no verbal or other statements, discussions, or impressions, other than those provisions contained in this Agreement, have been relied upon by either party in executing this Agreement.

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IN WITNESS WHEREOF, the parties have signed, or caused a duly authorized agent thereof to sign, this Agreement on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

MainSource Bank-Crawfordsville

By:		By:
	Alan L. Grimble	Name:
Title:

Date:		Date:

	“Employee”		“Bank”

MainSource Financial Group, Inc.

By:
James L. Saner, Sr., President

Date:

“Parent”

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Exhibit 8.01(i)(2)
EMPLOYMENT AGREEMENT

This Employment Agreement, effective as of _________________, 20___ (the “Effective Date”), among MainSource Bank-Crawfordsville, an Indiana commercial bank (“Bank”), J. Lee Walden (“Employee”) and MainSource Financial Group, Inc., an Indiana corporation (“Parent”).

RECITALS

A. The Bank is engaged in the business of commercial banking, including but not limited to the promotion of savings through the solicitation of deposits from the general public, the promotion of home ownership through the origination of mortgage loans primarily to finance the purchase, construction or improvement of residential real estate and the origination of loans for automobile purchases, commercial and personal purposes (“Business”).

B. The Bank desires to retain, by contract, a qualified individual to serve in an executive management position with the Bank (“Management Position”).

C. Employee has knowledge and experience to serve in such capacity and the parties wish to confirm their employment relationship pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the parties agree as follows:

1. Employment. The Bank hereby employs Employee in a Management Position and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

2. Term. Subject to the provisions for termination as provided in paragraphs 10 and 12 hereof, the term of this Agreement shall commence on the Effective Date hereof and continue for a period of one (1) year from such Effective Date. The term of the Agreement may not be extended by election of Employee.

3. Duties. During the term hereof, Employee shall serve in a Management Position of the Bank and shall to the best of his efforts manage, direct and administer the operations of the Bank including, but not limited to, such matters as accounting, operations, conversion to a commercial bank, business development, and various other functions as assigned from time to time. Employee shall report to the President of the Bank. The precise services, duties and authority of Employee may be further defined, extended or curtailed from time to time at the discretion of the President of the Bank; provided, however, that such services, duties and authority shall always be consistent with those which are customary for his position with the Bank. The Employee shall exercise his duties of employment in a manner consistent with and in compliance with the requirements of all applicable statutes of the United States of America and the State of Indiana and of the administrative rules and regulations issued thereunder and of the procedures, rules and

1

regulations of the applicable regulatory agencies of the United States of America and the State of Indiana. Similarly, Employee shall exercise his supervision and control over the employees of the Bank that report to him in such a manner as to encourage them to exercise their duties of employment so as to meet the standards provided by the previous sentence of this paragraph.

4. Extent of Services. Employee, subject to the control of the President of the Bank, shall have the power and authority commensurate and necessary to his position with the Bank. Employee shall devote his entire employable time, attention and best efforts to the Business of the Bank and shall not, without the consent of the President of the Bank, which consent shall not be unreasonably withheld, during the term of this Agreement, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing Employee from investing his personal assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the enterprise in which such investments are made. Employee shall be a full-time employee of the Bank and shall devote at least forty (40) hours per week (excused absences and vacation periods counted as hours worked for this purpose) to the affairs of the Bank, unless the President of the Bank consents to a shorter work period. During the term of his employment hereunder, the Employee shall not provide any banking or bank-related services or solicit or engage in any banking or bank-related business otherwise than on behalf of the Bank or an affiliate of the Bank.

5. Compensation. Employee shall be compensated for services rendered hereinunder during the term hereof as follows:

(a) As an incentive for Employee to enter into this Agreement for the term hereof, the Bank, within sixty (60) days following the execution of this Agreement, shall pay Employee, in a lump sum Ten Thousand Dollars ($10,000.00), subject to withholding of taxes and other customary amounts.

(b) Employee shall receive an annualized base salary of One Hundred Thousand Dollars ($100,000.00). Base salary hereunder shall be payable in equal periodic installments consistent with Bank’s payroll practices and subject to withholding of taxes and other customary amounts.

6. Fringe Benefits.

(a) Subject to Employee’s payment of the employee portion of the costs of coverage, Employee shall be entitled to participate in the employee benefit and welfare plans, retirement plans and insurance programs offered by the Bank, or which it may adopt from time to time, in accordance with the terms and conditions of any such plans and programs, for its management or supervisory personnel generally. Nothing herein shall be construed so as to prevent the Bank from modifying or terminating any employee benefit or welfare plans or programs or employee fringe benefits it may adopt from time to time.

(b) Employee shall be entitled to at least two hundred seventy-six (276) hours of paid time off for each year during the term hereof administered in accordance with the Bank’s policies.

2

(c) The Bank shall reimburse Employee for all reasonable expenses he may incur for promoting the Business, including expenses for entertainment, travel, and similar items, subject to such limits and conditions as the Bank or Parent may reasonably establish. The Bank shall also pay for Employee’s membership in the Crawfordsville Country Club during the term of this Agreement.

7. Confidentiality.

(a) The Bank possesses and will continue to possess information which has been created, discovered, developed by or otherwise become known to the Bank (including information discovered or made available by subsidiaries, affiliates or joint ventures of the Bank or in which property rights have been assigned or otherwise conveyed to the Bank) which information (whether in print or electronic format) has commercial value to the Bank, including but not limited to trade secrets, innovations, processes, computer codes, data, know how, improvements, discoveries, developments, techniques, marketing plans, strategies, costs, customers, and client lists, or any information Employee has reason to know the Bank would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesired publicity, whether or not developed by Employee (“Confidential Information”). Unless previously authorized in writing or instructed in writing by the Bank, Employee will not, at any time, disclose to others, or use, or allow anyone else to disclose or use any Confidential Information (except as may be necessary in the performance of Employee’s employment with the Bank), unless and until and then only to the extent that, such Confidential Information has become ascertainable or obtained from public or published sources or was available to the Bank on a non-confidential basis prior to any disclosure, provided that the source of such material is or was not bound by any obligation of confidentiality to the Bank.

(b) Upon termination of employment to the extent he has not already done so, the Employee will deliver to the Bank any and all Information and Property (as herein defined) then in his possession or subject to his control. For purposes of this sub-section, the term “Information and Property” means and includes (i) all files, records, reports, memoranda and other documents, whether written or electronic, that the Employee received, prepared, helped prepare, directed the preparation of, maintained or kept in connection with his services as a director, officer or employee of the Bank or any of its affiliates; (ii) all door and file keys, identification cards or badges, credit cards, computer hardware, computer software, computer printers, computer access codes and similar items issued or made available to the Employee in connection with his service as a director, officer or employee of the Bank or any of its affiliates; (iii) all documents, whether written or electronic, containing any trade secrets (as defined in Indiana Code §24-2-3-2) of the Bank or any of its affiliates; and (iv) all documents, whether written or electronic, containing non-public information regarding the Bank or any of its affiliates or its customers or employees, the use or disclosure of which might be adverse to the

3

best interests of such entity or its business. The Employee expressly agrees and promises that he will not retain any copies, duplicates, reproductions, or excerpts of any Information and Property. The Employee acknowledges that this obligation is continuing and agrees promptly to deliver to the Bank any subsequently discovered Information and Property and any subsequently discovered copies, duplicates or reproductions of, or excerpts from, Information and Property. In the case of electronic data contained in files residing on the Employee’s personally-owned computers, the Employee shall permit access to such computers to Bank representatives to delete all such files (including any drives or disks associated therewith) that can be located easily and delete all other such files (including any drives or disks associated therewith) as and when they are discovered. Notwithstanding anything else in this subparagraph (i), the Employee may retain documents concerning any benefit plans or employment policies from which he may be or become entitled to benefits and documents concerning his rights under this Agreement.

8. Termination.

(a) The Bank may terminate this Agreement during the term hereof for just cause upon written notice to Employee.

(b) This Agreement may also be terminated (i) whenever the Bank and Employee shall mutually agree to a termination in writing, (ii) upon the resignation or death of Employee, (iii) pursuant to paragraph 10, or (iv) upon expiration of the term hereof.

(c) Upon the termination of this Agreement by the Bank for just cause as defined in subparagraph (d), or pursuant to paragraph 10, or upon the resignation or death of Employee, Employee or his personal representative shall be entitled to receive only the compensation accrued but unpaid as of the date of the termination hereof and shall not be entitled to any compensation following the termination date or additional compensation except as expressly provided in this Agreement.

(d) Just cause shall include, but not be limited to:

(i) Employee’s misuse or conviction of embezzlement of funds belonging to the Bank, conviction of, or plea by Employee of nolo contendre to, any felony or crime involving fraud or moral turpitude, or use of alcohol or drugs or other conduct in such a manner as will injure or adversely effect the Bank or its employees, customers, agents, officers or directors;

(ii) Employee’s absence from his employment for a period in excess of paid time off as provided in paragraph 6(b) for any reasons other than family and medical leave under the Bank’s policies;

(iii) Employee’s absence from employment or inability to perform his duties hereunder as a result of physical or mental disability for a period in excess of family and medical leave under the Bank’s policies;

(iv) Employee’s failure to perform substantially his duties with the Bank, his intentional breach of the provisions of this Agreement, his gross negligence or willful

4

malfeasance in discharging his obligations hereunder and such acts and their consequences are not remedied within ten (10) days (or such longer reasonable period of time designated by the Bank) after written notice hereof has been given to Employee.

9. Non-Competition. Employee acknowledges that the services he will render to the Bank under this Agreement will be of a special and unusual character, with a unique value to the Bank. Employee has served in an executive management position with and was a shareholder of the banking entity merged into the Bank and has acquired unique and invaluable information about and developed relationships with customers who will continue to use the services of Bank and for which he will continue to receive benefit. Employee further acknowledges the scope of the Bank’s Business and that any limitations on his post employment activities are necessary to protect the Bank’s Business because of its scope. In view of the unique value to the Bank of the services of Employee, his prior relationship with the predecessor of the Bank, because of the confidential information of the Bank obtained by or disclosed to Employee, and as a material inducement to the Bank to enter into this Agreement and to provide Employee the compensation and benefits stated herein, including the signing bonus, and other good and valuable consideration, Employee covenants and agrees that for the period of two (2) years following the date of termination of employment with Bank for any reason, Employee will not, directly or indirectly, either as a principal, agent, manager, partner, director, officer, consultant or shareholder, on his behalf or on behalf of any other entity:

(a) in Montgomery County Indiana, or the counties in the State of Indiana which are contiguous to Montgomery Indiana, own, manage, operate, control, be employed by, participate in, render assistance to or be connected in any manner with the ownership, management, representation, operation or control of any entity which competes with the Business of the Bank at the time of termination of employment with Bank;

(b) solicit, entice or encourage any employee of the Bank to leave employment with the Bank and to not hire or employ (or cause and/or assist, whether directly or indirectly any third party to hire or employ) any such employee; and

(c) contact, solicit, encourage or induce any customers of the Bank to obtain business and/or services from any entity (other than the Bank) which is engaged in any activity competitive with the Business of the Bank.

The term “customer” shall mean any person or entity to which the Bank has provided services during the one (1) year period prior to the date of termination or persons or entities targeted by the Bank or contacted for the purpose of selling such goods or services during such one (1) year period.

10. Regulatory Provisions.

(a) If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its

5

discretion (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b) If the Employee is removed and/or permanently prohibited from participation in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(1)), the employment of Employee and all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

(c) If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), the employment of Employee and all obligations of the Bank under this Agreement shall terminate as of the date of default.

(d) The employment of Employee and all obligations of the Bank under this Agreement shall be terminated, except to the extent it is determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the Federal Deposit Insurance Corporation (the “Director”) or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

11. Remedies. Given the important nature of the services Employee will provide to the Bank, the scope and nature of the Bank’s business and the sensitive nature of the information and functions Employee will have with the Bank, Employee acknowledges that the limitations contained herein in paragraphs 7 and 9 are reasonable. In the event of an actual or threatened breach by Employee of the provisions of paragraphs 7 and 9, the Bank shall be entitled to an injunction restraining Employee from such breach in addition to recovery of monetary damages together with the costs and expenses and reasonable attorney’s fees and expenses incurred by Bank in seeking and enforcement such provisions in paragraphs 7 and 9. If Employee violates any covenants contained in paragraphs 7 and 9, the terms and the covenants violated shall be automatically extended to a like period of time from the date on which Employee ceases such violation or from the date of entry by a court of competent jurisdiction of any order or judgment enforcing such covenant, whichever period is later.

12. Tax Liability. It is the intention of Bank and Employee that any and all payments Employee receives pursuant to this Agreement are reasonable compensation for services provided by Employee to Bank during the term hereof, and together with any other payments due to Employee from Bank or its successor (“other payments”), shall not constitute “excess parachute payments” within the meaning of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended. If the Internal Revenue Service or the independent accountants acting as auditors for Bank or its successor determine that the compensation by itself or together with other payments constitute “excess parachute payments, “ the payments hereunder shall be reduced to the maximum amount which may be paid without constituting the payments as “excess parachute payments.” If, regardless of the aforesaid adjustment, the

6

Internal Revenue Service determines that the payments constitute “excess parachute payments” under Sections 280G and 4999 of the Code, Bank shall assume responsibility for the loss of any tax deductions, and Employee shall assume responsibility for payment of any income and excise taxes attributable to the excess parachute payment.

13. Successors and Assigns. The Bank may assign this Agreement or any part hereof; but Employee shall not assign this Agreement or any part hereof. This Agreement shall be binding upon and inure to the benefit of any successor, assign, heir or personal representative of either party hereto.

14. Covenants and Promises Survive Termination of Employment. The Employee agrees that the obligations, duties and covenants contained in paragraphs 7, 9 and 12 shall survive termination of this Agreement and employment.

15. Severability. The parties agree that each and every paragraph, sentence, clause, term, word and provisions of this Agreement is severable and that, in the event any portion of this Agreement is adjudged to be invalid or unenforceable, the remaining portions thereof shall remain in full force and effect to the fullest extent permitted by law. If any part of paragraph 9 of this Agreement is for any reason excessively broad as to time duration or geographic scope, activity or subject, it will be construed by a court by limiting or reducing it so as to be enforceable to the extent compatible with applicable law as it then exists.

16. Miscellaneous. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of such together shall constitute one and the same instrument. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17. Governing Law. This Agreement shall be interpreted in accordance with and be governed exclusively by the laws of the State of Indiana. The parties expressly agree that any and all actions concerning any dispute arising from this Agreement shall be filed and maintained only in a state court of competent jurisdiction sitting in the Marion County State of Indiana or the federal U.S. District Court, Southern District of Indiana and each party consents to such jurisdiction.

18. Waiver. No waiver by the Bank, of any breach hereunder by the Employee shall be deemed or construed as a waiver of any other breach or of any subsequent breach. The Employee acknowledges that the Bank for business reasons or otherwise, may waive a breach by another individual of provisions similar to the provisions agreed to by the Employee in this Agreement. The Employee acknowledges that no waiver by the Bank, of any other individuals’ breach of provisions similar to the provisions in this Agreement shall be construed as a waiver of any breach by the Employee of this Agreement.

19. Notices. All notices required to be given under the terms of this Agreement shall be in writing and shall be deemed to be given when delivered personally or sent by registered or certified mail, facsimile transmission, or electronic mail to the last known residence address Employee has on file with the Bank, or in case of Bank, to the business address of the Bank.

20. Entire Agreement. This Agreement constitutes the complete agreement between

7

the parties with regard to the subject matter addressed herein, shall supersede any and all previous agreements and/or commitments, whether oral or written, between the parties and shall not be amended or modified absent an agreement signed by both parties. The parties further agree that no verbal or other statements, discussions, or impressions, other than those provisions contained in this Agreement, have been relied upon by either party in executing this Agreement.

IN WITNESS WHEREOF, the parties have signed, or caused a duly authorized agent thereof to sign, this Agreement on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

MainSource Bank-Crawfordsville

By:		By:
	J. Lee Walden	Name:
Title:

Date:		Date:

	“Employee”		“Bank”

MainSource Financial Group, Inc.

By:
James L. Saner, Sr., President

Date:

“Parent”

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Exhibit 8.01(l)

[B&T Letterhead]

_________________

MainSource Financial Group, Inc.
201 North Broadway
Greensburg, IN 47240

Re:	Merger of Union Community Bancorp with and into MainSource Financial Group, Inc.

Gentlemen:

We have acted as counsel to Union Community Bancorp, an Indiana corporation (“UCBC”), and Union Federal Savings and Loan Association, a federal savings association and wholly-owned subsidiary of UCBC (“Union Federal”, and together with UCBC, the “UCBC Entities”) in connection with the preparation, execution, and delivery of that certain Agreement and Plan of Merger dated ________________ (the “Merger Agreement”), by and between MainSource Financial Group, Inc., an Indiana corporation (“MainSource”), UCBC and Union Federal, pursuant to which UCBC will be merged with and into MainSource effective as of __________________ (the “Effective Date”), and pursuant to which Union Federal will be merged with and into MSBC effective as of the Effective Date.  We have been asked to furnish this opinion to you on behalf of UCBC in connection with the Merger Agreement and pursuant to Section 8.01(l) of the Merger Agreement.

Unless separately defined herein, the capitalized words and phrases used herein shall have the meanings ascribed to them in the Merger Agreement.

In connection with the foregoing, we have been provided with and have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

A.	The Merger Agreement.

B.	The Articles of Merger, with related Plan of Merger, respecting the merger of UCBC with and into MainSource.

C.	The Articles of Merger respecting the merger of Union Federal with and into MainSource Bank-Crawfordsville (“MSBC”).

D.	The Agreement and Plan of Merger between Union Federal and MSBC dated _______________.

E.	The Employment Agreements between MSBC and each of Alan L. Grimble and J. Lee Walden.

F.	The Articles of Incorporation and By-laws of UCBC and all amendments thereto.

G.	The Charter and Bylaws of Union Federal and all amendments thereto (together with the Articles of Incorporation and By-laws of UCBC, the “UCBC Entities Organizational Documents”).

H.	A Certificate of Existence from the Office of the Indiana Secretary of State for UCBC dated ___________.

I.	A Certificate of Good Standing respecting Union Federal issued by the Office of Thrift Supervision.

J.
Resolutions adopted by the Board of Directors of each of UCBC and Union Federal, shareholders of UCBC and by the sole shareholder of Union Federal, each authorizing the transactions contemplated by the Merger Agreement.

K.	Such other documents and instruments as we have deemed necessary or appropriate for the purposes of rendering the opinions set forth herein.

The documents referred to in Paragraphs A through D above are sometimes referred to collectively herein as the “Transaction Documents.”

For purposes of this opinion, we have examined the above documents and have made such examination of Indiana law and the laws of the United States as we have deemed necessary and appropriate.  We have relied upon the above documents as to matters of fact.  We have not independently checked or verified the accuracy or completeness of the information set forth or certified in such documents.

In connection with this opinion, we advise you that we have not made any special examination of and are not expressing any opinion regarding the affairs or financial condition of the UCBC Entities except as otherwise expressly stated herein.

Except as otherwise expressly stated herein, this opinion should in no way be construed as passing upon the accuracy or completeness of any of the representations or warranties which may be or have been made to you in connection with the Transaction Documents or any other instrument and agreement contemplated by the Transaction Documents or on any other matters, legal or otherwise, not specifically covered herein. In examining the above listed items, we have assumed with respect to all documents examined by us the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, conformed, photostatic or telefacsimile copies.  In addition, in making our examination of the documents described herein which have been executed by parties other than directors and officers of the UCBC Entities, we have assumed that all such other parties had the power to enter into and perform all obligations thereunder, that all such other parties were duly authorized by all requisite action to execute, deliver and perform their respective obligations thereunder, that all signatories on all such documents were duly qualified and incumbent parties with the proper authority to execute all such documents, and the due execution and delivery of all such documents and the validity and binding effect of all such documents on such other parties.

As to certain facts material to our opinion which we did not independently establish or verify, we have been furnished with, and have relied upon (i) certificates of officers and other representatives of the UCBC Entities delivered to us in connection with this opinion (the “Officer’s Certificates”), and (ii) the representations and warranties of UCBC set forth in the Merger Agreement.  With respect to matters relating to the organization and existence of UCBC addressed in the first paragraph below, we have obtained and relied upon a Certificate of Existence from the Office of the Indiana Secretary of State for UCBC, and with respect to matters relating to the organization and existence of Union Federal addressed in the second paragraph below, we have obtained and relied upon a Certificate of Good Standing issued by the Office of Thrift Supervision.  Other than as specifically set forth herein, it is understood that we have not undertaken any independent investigation to determine the existence or absence of such facts.

As used herein, “to our knowledge” or words or phrases of similar import shall mean (i) we have relied, without any independent investigation or inquiry, solely upon the Officer’s Certificates, and (ii) during the course of our representation of the UCBC Entities, no information that would give us current actual knowledge of the inaccuracy of such statement has come within the conscious awareness of lawyers in our office who are actively involved in negotiating the Transaction Documents or preparing documents in furtherance of the transaction which is the subject of the Transaction Documents.  Information shall not be deemed to be within our knowledge if such information might have been revealed if there had been undertaken a canvass of all lawyers within this firm or a general search of the firm’s files.

We are qualified to practice law in the State of Indiana and for purposes of this letter and this transaction, we do not purport to be experts on, or to express an opinion herein concerning, the laws of any jurisdiction other than the State of Indiana and the laws of the United States of general application to transactions in the State of Indiana.  For purposes of rendering this opinion, we have assumed that all matters of law relevant to the Transaction Documents and the transactions contemplated thereby will be governed by the laws of the State of Indiana and the federal laws of the United States.  We express no opinion as to state or federal securities or tax laws.

For purposes of this opinion, we also have assumed the following:  (i) the legal capacity of natural persons; (ii) that MainSource and MSBC are duly organized and validly existing; (iii) that the conduct of all of the parties to the Transaction Documents and the other instruments and agreements contemplated by the Transaction Documents has complied with any requirement of good faith, fair dealing, and conscionability; (iv) that there has been no mutual mistake of fact or misunderstanding, fraud, duress, or undue influence; and (v) that the execution, delivery, and performance of the Transaction Documents and the other instruments and agreements contemplated by the Transaction Documents will not violate, contravene, conflict with or result in a breach of (A) any statute, rule, regulation, ordinance or other law of any jurisdiction other than the State of Indiana or the federal government of the United States, or (B) any license, judgment, order, writ, injunction or decree of any court, arbitrator or governmental agency or body or any indenture agreement or instrument to which either of the UCBC Entities is a party or by which either of the UCBC Entities or its properties are bound, the existence of which is not known to us.

Based solely on the foregoing examination, and subject to and relying on the assumptions and other matters referred to above and subject to the limitations and qualifications contained herein, we are of the opinion that:

1.
UCBC is a corporation duly organized and validly existing under the laws of the State of Indiana and has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the business and activities now conducted by it.

2.
Union Federal is a federal savings association duly organized and validly existing under the laws of the United States, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the business activities now conducted by it.

3.
Each of the UCBC Entities has full right, legal power, and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations under the Transaction Documents, and to consummate the transactions contemplated thereby and to be consummated thereby.  The Transaction Documents and the transactions contemplated thereby have been duly authorized by each of the UCBC Entities, as applicable and as necessary.  The Transaction Documents to which they are party have been duly executed and delivered by the UCBC Entities, respectively, and constitute valid and binding agreements of the UCBC Entities, enforceable against the UCBC Entities in accordance with their terms.

4.
The execution, delivery, and performance of the Transaction Documents by the UCBC Entities and the consummation by the UCBC Entities of the transactions therein contemplated will not, directly or indirectly, (i) violate, conflict with or result in the breach of any provision of the UCBC Entities Organizational Documents or (ii) violate any law, rule or regulation applicable to, or, to our knowledge, any judgment, order, or decree which is binding upon, the UCBC Entities.

The opinions expressed above are subject to the following qualifications:

A.
Our opinions with respect to the legality, validity, binding effect, and enforceability of any document or agreement referenced above and any rights granted to MainSource or MSBC pursuant to any such document or agreement are subject to the effect of any applicable state and/or federal bankruptcy, insolvency, readjustment of debt, receivership, fraudulent conveyance and equitable subordination, reorganization, moratorium, equity of redemption, or similar laws now or hereafter in effect governing or affecting debtors’ and creditors’ rights or remedies generally and to the effect of general principles of equity and matters of public policy (regardless of whether considered in a proceeding in equity or at law), including (without limitation) concepts of materiality, reasonableness, good faith, and fair dealing.  Without limiting the generality of the foregoing exceptions, we express no opinion with respect to the availability of the remedies of specific performance, injunctive relief or of any other equitable remedy.

B.
We have assumed that the execution, delivery, and performance of the Transaction Documents by MainSource and MSBC do not and will not contravene, conflict with, violate or result in breach of (i) any law, statute or ordinance of any jurisdiction applicable solely to MainSource and MSBC and not to the UCBC Entities, (ii) any provision of the constituent documents of MainSource or MSBC, or (iii) any approvals, consents, licenses, orders, writs, judgments, injunctions or decrees of any court, arbitrator, administrative agency or other governmental authority, or any indenture, mortgage, deed of trust, agreement, lease or other instrument to which MainSource or MSBC are parties.

C.
We express no opinion that the structure of the transaction or the performance of the Transaction Documents is or is not in compliance with professional accounting statutes (state or federal), and all rules, regulations, interpretations, statements, ethical codes, professional standards, and licensing requirements relating to accountancy, whether promulgated by any agency of the State of Indiana or any local or national accounting organization or association.

D.
We wish to advise you that, under Indiana law, contractual indemnification and hold harmless provisions may not be enforceable to the extent the contract does not clearly and unequivocally specify that the indemnity or exculpation covers claims, losses, expenses or other liabilities arising or alleged to arise, in whole or in part, from the negligence, strict liability or other acts or omissions of the indemnified party.  Moreover, indemnification (and presumably exculpation) clauses generally are strictly construed and the terms must be set forth clearly and unequivocally.  Further, indemnification or exculpation as against certain claims, losses, expenses or other liabilities arising as the result of the indemnified party’s violation of federal or state statutes, or the indemnified party’s own tort liability when performing a public or quasi-public duty, or other acts or omissions, may be considered contrary to the public policy and, therefore, invalid and/or unenforceable.

E.
We express no opinion as to the enforceability of provisions of the Transaction Documents relating to (i) consents or waivers as to jurisdiction, (ii) consents or waivers of service of process, (iii) the validity or enforceability of any purported waiver or purported consent relating to any rights of the UCBC Entities or duties owed thereto, existing as a matter of law, (iv) self-help provisions, and (v) waiver of Constitutional rights.

F.
We express no opinion as to any provisions in the Transaction Documents insofar as they purport to provide that any party (i) may have rights to the payment or reimbursement of attorneys’ fees and litigation expenses, except to the extent that a court determines that such fees are reasonable and such provision is enforceable, (ii) may have rights to the payment of any sum of liquidated damages, or (iii) waives any right or defense.

G.
This opinion is limited to matters expressly stated herein and no opinion is inferred or may be implied beyond the matters expressly stated.  This opinion does not constitute a guarantee of, or security for, the obligations created pursuant to the Transaction Documents or any of the other matters referred to or opined upon herein, and by rendering this opinion, we are not guaranteeing or insuring payment or performance of said transaction.

H.
This opinion is based on and relies upon the current facts and the current status of the law, and is subject in all respects to, and may be limited by, after the date hereof, changes in the facts, further rules, regulations and legislation, as well as developing caselaw.  We assume no obligation to notify any person of changes in facts or law occurring or coming to our attention after the delivery of this opinion letter, whether or not deemed material.

I.
The opinions expressed herein represent our reasonable judgment as to certain matters of law based upon the facts presented or assumed and should not be considered or construed as a guarantee.  Actions and reliance hereon are subject to the final business judgment of the parties acting in reliance.

This letter is solely for your information in connection with the transaction specified in the first paragraph of this letter and may be relied upon only by you in connection with such transaction.  This letter may not be quoted in whole or in part by any entity, nor is it to be filed with any governmental agency or any other person or institution without the prior written consent of this firm.

Sincerely,

BARNES & THORNBURG LLP

Exhibit 8.02(l)

[BM&E Letterhead]

_________________

Union Community Bancorp
221 East Main Street
Crawfordsville, IN 47933

Re:	Merger of Union Community Bancorp with and into MainSource Financial Group, Inc.

Gentlemen:

We have acted as counsel to MainSource Financial Group, Inc., an Indiana corporation (“MainSource”), and MainSource Bank - Crawfordsville, an Indiana commercial bank and wholly-owned subsidiary of MainSource (“MSBC”, and together with MainSource, the “MainSource Entities”) in connection with the preparation, execution, and delivery of that certain Agreement and Plan of Merger dated ________________ (the “Merger Agreement”), by and between MainSource, Union Community Bancorp, an Indiana corporation (“UCBC”), and Union Federal Savings and Loan Association, a federal savings association (“Union Federal”), pursuant to which UCBC will be merged with and into MainSource effective as of __________________ (the “Effective Date”), and pursuant to which Union Federal will be merged with and into MSBC effective as of the Effective Date.  We have been asked to furnish this opinion to you on behalf of MainSource in connection with the Merger Agreement and pursuant to Section 8.02(l) of the Merger Agreement.

Unless separately defined herein, the capitalized words and phrases used herein shall have the meanings ascribed to them in the Merger Agreement.

In connection with the foregoing, we have been provided with and have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

A.	The Merger Agreement.

B.	The Articles of Merger, with related Plan of Merger, respecting the merger of UCBC with and into MainSource.

C.	The Articles of Merger respecting the merger of Union Federal with and into MSBC.

D.	The Merger Agreement for the Subsidiary Merger between Union Federal and MSBC dated _______________.

E.	The Employment Agreements between MSBC and each of Alan L. Grimble and J. Lee Walden.

F.	The Articles of Incorporation and By-laws of MainSource and all amendments thereto.

G.	The Articles of Incorporation and Bylaws of MSBC and all amendments thereto (together with the Articles of Incorporation and By-laws of MainSource, the “MainSource Entities Organizational Documents”).

H.	A Certificate of Existence from the Office of the Indiana Secretary of State for MainSource dated ___________.

I.	A Certificate of Existence respecting MSBC issued by the Indiana Department of Financial Institutions and the Indiana Secretary of State.

J.	Resolutions adopted by the Board of Directors of MainSource and MSBC, and by the sole shareholder of MSBC, each authorizing the transactions contemplated by the Merger Agreement.

K.	Such other documents and instruments as we have deemed necessary or appropriate for the purposes of rendering the opinions set forth herein.

The documents referred to in Paragraphs A through D above are sometimes referred to collectively herein as the “Transaction Documents.”

For purposes of this opinion, we have examined the above documents and have made such examination of Indiana law and the laws of the United States as we have deemed necessary and appropriate.  We have relied upon the above documents as to matters of fact.  We have not independently checked or verified the accuracy or completeness of the information set forth or certified in such documents.

In connection with this opinion, we advise you that we have not made any special examination of and are not expressing any opinion regarding the affairs or financial condition of the MainSource Entities except as otherwise expressly stated herein.

Except as otherwise expressly stated herein, this opinion should in no way be construed as passing upon the accuracy or completeness of any of the representations or warranties which may be or have been made to you in connection with the Transaction Documents or any other instrument and agreement contemplated by the Transaction Documents or on any other matters, legal or otherwise, not specifically covered herein.  In examining the above listed items, we have assumed with respect to all documents examined by us the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, conformed, photostatic or telefacsimile copies.  In addition, in making our examination of the documents described herein which have been executed by parties other than directors and officers of the MainSource Entities, we have assumed that all such other parties had the power to enter into and perform all obligations thereunder, that all such other parties were duly authorized by all requisite action to execute, deliver and perform their respective obligations thereunder, that all signatories on all such documents were duly qualified and incumbent parties with the proper authority to execute all such documents, and the due execution and delivery of all such documents and the validity and binding effect of all such documents on such other parties.

As to certain facts material to our opinion which we did not independently establish or verify, we have been furnished with, and have relied upon (i) certificates of officers and other representatives of the MainSource Entities delivered to us in connection with this opinion (the “Officer’s Certificates”), and (ii) the representations and warranties of MainSource set forth in the Merger Agreement.  With respect to matters relating to the organization and existence of MainSource addressed in the first paragraph below, we have obtained and relied upon a Certificate of Existence from the Office of the Indiana Secretary of State for MainSource, and with respect to matters relating to the organization and existence of MSBC addressed in the second paragraph below, we have obtained and relied upon Certificates of Existence respecting MSBC issued by the Indiana Department of Financial Institutions and the Indiana Secretary of State.  Other than as specifically set forth herein, it is understood that we have not undertaken any independent investigation to determine the existence or absence of such facts.

As used herein, “to our knowledge” or words or phrases of similar import shall mean (i) we have relied, without any independent investigation or inquiry, solely upon the Officer’s Certificates, and (ii) during the course of our representation of the MainSource Entities, no information that would give us current actual knowledge of the inaccuracy of such statement has come within the conscious awareness of lawyers in our office who are actively involved in negotiating the Transaction Documents or preparing documents in furtherance of the transaction which is the subject of the Transaction Documents.  Information shall not be deemed to be within our knowledge if such information might have been revealed if there had been undertaken a canvass of all lawyers within this Firm or a general search of the Firm’s files.

We are qualified to practice law only in the State of Indiana and we do not purport to be experts on, or to express an opinion herein concerning, the laws of any jurisdiction other than the State of Indiana and the laws of the United States of general application to transactions in the State of Indiana.  For purposes of rendering this opinion, we have assumed that all matters of law relevant to the Transaction Documents and the transactions contemplated thereby will be governed by the laws of the State of Indiana and the federal laws of the United States.  We express no opinion as to state or federal securities or tax laws.

For purposes of this opinion, we also have assumed the following:  (i) the legal capacity of natural persons; (ii) that UCBC and Union Federal are duly organized and validly existing; (iii) that the conduct of all of the parties to the Transaction Documents and the other instruments and agreements contemplated by the Transaction Documents has complied with any requirement of good faith, fair dealing, and conscionability; (iv) that there has been no mutual mistake of fact or misunderstanding, fraud, duress, or undue influence; and (v) that the execution, delivery, and performance of the Transaction Documents and the other instruments and agreements contemplated by the Transaction Documents will not violate, contravene, conflict with or result in a breach of (A) any statute, rule, regulation, ordinance or other law of any jurisdiction other than the State of Indiana or the federal government of the United States, or (B) any license, judgment, order, writ, injunction or decree of any court, arbitrator or governmental agency or body or any indenture agreement or instrument to which either of the MainSource Entities is a party or by which either of the MainSource Entities or its properties are bound, the existence of which is not known to us.

Based solely on the foregoing examination, and subject to and relying on the assumptions and other matters referred to above and subject to the limitations and qualifications contained herein, we are of the opinion that:

1.
MainSource is a corporation duly organized and validly existing under the laws of the State of Indiana and has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the business and activities now conducted by it.

2.
MSBC is a commercial banking association duly organized and validly existing under the laws of the State of Indiana, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the business activities now conducted by it.

3.
Each of the MainSource Entities has full right, legal power, and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations under the Transaction Documents, and to consummate the transactions contemplated thereby and to be consummated thereby.  The Transaction Documents and the transactions contemplated thereby have been duly authorized by each of the MainSource Entities, as applicable and as necessary.  The Transaction Documents to which they are party have been duly executed and delivered by the MainSource Entities, respectively, and constitute valid and binding agreements of the MainSource Entities, enforceable against the MainSource Entities in accordance with their terms.

4.
The execution, delivery, and performance of the Transaction Documents by the MainSource Entities and the consummation by the MainSource Entities of the transactions therein contemplated will not, directly or indirectly, (i) violate, conflict with or result in the breach of any provision of the MainSource Entities Organizational Documents or (ii) violate any law, rule or regulation applicable to, or, to our knowledge, any judgment, order, or decree which is binding upon, the MainSource Entities.

The opinions expressed above are subject to the following qualifications:

A.
Our opinions with respect to the legality, validity, binding effect, and enforceability of any document or agreement referenced above and any rights granted to UCBC or Union Federal pursuant to any such document or agreement are subject to the effect of any applicable state and/or federal bankruptcy, insolvency, readjustment of debt, receivership, fraudulent conveyance and equitable subordination, reorganization, moratorium, equity of redemption, or similar laws now or hereafter in effect governing or affecting debtors’ and creditors’ rights or remedies generally and to the effect of general principles of equity and matters of public policy (regardless of whether considered in a proceeding in equity or at law), including (without limitation) concepts of materiality, reasonableness, good faith, and fair dealing. Without limiting the generality of the foregoing exceptions, we express no opinion with respect to the availability of the remedies of specific performance, injunctive relief or of any other equitable remedy.

B.
We have assumed that the execution, delivery, and performance of the Transaction Documents by UCBC and Union Federal do not and will not contravene, conflict with, violate or result in breach of (i) any law, statute or ordinance of any jurisdiction applicable solely to UCBC and Union Federal and not to the MainSource Entities, (ii) any provision of the constituent documents of UCBC or Union Federal, or (iii) any approvals, consents, licenses, orders, writs, judgments, injunctions or decrees of any court, arbitrator, administrative agency or other governmental authority, or any indenture, mortgage, deed of trust, agreement, lease or other instrument to which UCBC or Union Federal are parties.

C.
We express no opinion that the structure of the transaction or the performance of the Transaction Documents is or is not in compliance with professional accounting statutes (state or federal), and all rules, regulations, interpretations, statements, ethical codes, professional standards, and licensing requirements relating to accountancy, whether promulgated by any agency of the State of Indiana or any local or national accounting organization or association.

D.
We wish to advise you that, under Indiana law, contractual indemnification and hold harmless provisions may not be enforceable to the extent the contract does not clearly and unequivocally specify that the indemnity or exculpation covers claims, losses, expenses or other liabilities arising or alleged to arise, in whole or in part, from the negligence, strict liability or other acts or omissions of the indemnified party.  Moreover, indemnification (and presumably exculpation) clauses generally are strictly construed and the terms must be set forth clearly and unequivocally.  Further, indemnification or exculpation as against certain claims, losses, expenses or other liabilities arising as the result of the indemnified party’s violation of federal or state statutes, or the indemnified party’s own tort liability when performing a public or quasi-public duty, or other acts or omissions, may be considered contrary to the public policy and, therefore, invalid and/or unenforceable.

E.
We express no opinion as to the enforceability of provisions of the Transaction Documents relating to (i) consents or waivers as to jurisdiction, (ii) consents or waivers of service of process, (iii) the validity or enforceability of any purported waiver or purported consent relating to any rights of the MainSource Entities or duties owed thereto, existing as a matter of law, (iv) self-help provisions, and (v) waiver of Constitutional rights.

F.
We express no opinion as to any provisions in the Transaction Documents insofar as they purport to provide that any party (i) may have rights to the payment or reimbursement of attorneys’ fees and litigation expenses, except to the extent that a court determines that such fees are reasonable and such provision is enforceable, (ii) may have rights to the payment of any sum of liquidated damages, or (iii) waives any right or defense.

G.
This opinion is limited to matters expressly stated herein and no opinion is inferred or may be implied beyond the matters expressly stated.  This opinion does not constitute a guarantee of, or security for, the obligations created pursuant to the Transaction Documents or any of the other matters referred to or opined upon herein, and by rendering this opinion, we are not guaranteeing or insuring payment or performance of said transaction.

H.
This opinion is based on and relies upon the current facts and the current status of the law, and is subject in all respects to, and may be limited by, after the date hereof, changes in the facts, further rules, regulations and legislation, as well as developing caselaw.  We assume no obligation to notify any person of changes in facts or law occurring or coming to our attention after the delivery of this opinion letter, whether or not deemed material.

I.
The opinions expressed herein represent our reasonable judgment as to certain matters of law based upon the facts presented or assumed and should not be considered or construed as a guarantee.  Actions and reliance hereon are subject to the final business judgment of the parties acting in reliance.

This letter is solely for your information in connection with the transaction specified in the first paragraph of this letter and may be relied upon only by you in connection with such transaction.  This letter may not be quoted in whole or in part by any entity, nor is it to be filed with any governmental agency or any other person or institution without the prior written consent of this firm.

Sincerely,

BOSE MCKINNEY & EVANS LLP